                             AGREEMENT AND PLAN



                                     OF



                                   MERGER



                         dated as of April 12, 1996



                                by and among



                     PARACELSUS HEALTHCARE CORPORATION,



                      CHAMPION HEALTHCARE CORPORATION


                                    and


                            PC MERGER SUB, INC.

                             TABLE OF CONTENTS


                                                                       Page

                                 ARTICLE I
                            CERTAIN DEFINITIONS . . . . . . . . . . .     1


                                 ARTICLE II
                                 THE MERGER . . . . . . . . . . . . .     8

Section 2.1    The Merger . . . . . . . . . . . . . . . . . . . . . .     8
Section 2.2    Effective Time . . . . . . . . . . . . . . . . . . . .     8
Section 2.3    Effects of the Merger  . . . . . . . . . . . . . . . .     9
Section 2.4    Certificate of Incorporation and Bylaws  . . . . . . .     9
Section 2.5    Company Directors and Officers . . . . . . . . . . . .     9
Section 2.6    Parent and Stock Split; Conversion of Company
               Stock in Merger  . . . . . . . . . . . . . . . . . . .     9
Section 2.7    Dissenting Shares  . . . . . . . . . . . . . . . . . . .  10
Section 2.8    Exchange of Shares . . . . . . . . . . . . . . . . . . .  11
Section 2.9    Time and Place of Closing  . . . . . . . . . . . . . . .  13
Section 2.10   Deliveries at the Closing  . . . . . . . . . . . . . . .  14


                                ARTICLE III
                        CORPORATE GOVERNANCE MATTERS
                     RELATING TO PARENT AND THE COMPANY
                       AT OR AFTER THE EFFECTIVE TIME . . . . . . . . .  14

Section 3.1    Charter Documents  . . . . . . . . . . . . . . . . . . .  14
Section 3.2    Directors and Officers of Parent Following
               the Effective Time . . . . . . . . . . . . . . . . . . .  14
Section 3.3    Rights Plan  . . . . . . . . . . . . . . . . . . . . . .  15
Section 3.4    Parent Shareholder Arrangements  . . . . . . . . . . . .  15

                                 ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES
                               OF THE COMPANY . . . . . . . . . . . . .  16

Section 4.1    Organization and Qualification . . . . . . . . . . . . .  16
Section 4.2    Capitalization . . . . . . . . . . . . . . . . . . . . .  16
Section 4.3    Authority  . . . . . . . . . . . . . . . . . . . . . . .  18
Section 4.4    Consents and Approvals; No Violation . . . . . . . . . .  18
Section 4.5    SEC Reports and Financial Statements . . . . . . . . . .  19
Section 4.6    Absence of Certain Changes or Events . . . . . . . . . .  20
Section 4.7    Litigation . . . . . . . . . . . . . . . . . . . . . . .  20
Section 4.8    Information Supplied . . . . . . . . . . . . . . . . . .  21
Section 4.9    Employee Benefit Plans; ERISA  . . . . . . . . . . . . .  21
Section 4.10   Tax Matters  . . . . . . . . . . . . . . . . . . . . . .  24
Section 4.11   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . .  25
Section 4.12   Affiliate Agreements . . . . . . . . . . . . . . . . . .  25
Section 4.13   Opinion of Financial Advisor . . . . . . . . . . . . . .  26
Section 4.14   Brokers and Finders  . . . . . . . . . . . . . . . . . .  26
Section 4.15   Vote Required  . . . . . . . . . . . . . . . . . . . . .  26
Section 4.16   Medicare and Medicaid  . . . . . . . . . . . . . . . . .  26
Section 4.17   Medicare Participation/Accreditation . . . . . . . . . .  27
Section 4.18   Medical Staff Matters  . . . . . . . . . . . . . . . . .  27
Section 4.19   Takeover Statutes  . . . . . . . . . . . . . . . . . . .  28
Section 4.20   Compliance with Laws . . . . . . . . . . . . . . . . . .  28


                                 ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PARENT  . . . . . .  28

Section 5.1    Organization and Qualification . . . . . . . . . . . . .  28
Section 5.2    Capitalization . . . . . . . . . . . . . . . . . . . . .  29
Section 5.3    Authority  . . . . . . . . . . . . . . . . . . . . . . .  30
Section 5.4    Consents and Approvals; No Violation . . . . . . . . . .  30
Section 5.5    SEC Reports and Financial Statements . . . . . . . . . .  31
Section 5.6    Absence of Certain Changes or Events . . . . . . . . . .  32
Section 5.7    Litigation . . . . . . . . . . . . . . . . . . . . . . .  32
Section 5.8    Information Supplied . . . . . . . . . . . . . . . . . .  32
Section 5.9    Employee Benefit Plans; ERISA  . . . . . . . . . . . . .  33
Section 5.10   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . .  36

Section 5.11   Affiliate Agreements . . . . . . . . . . . . . . . . . .  36
Section 5.12   Brokers and Finders  . . . . . . . . . . . . . . . . . .  36
Section 5.13   Vote Required  . . . . . . . . . . . . . . . . . . . . .  37
Section 5.14   Medicare and Medicaid  . . . . . . . . . . . . . . . . .  37
Section 5.15   Medicare Participation/Accreditation . . . . . . . . . .  37
Section 5.16   Medical Staff Matters  . . . . . . . . . . . . . . . . .  38
Section 5.17   Takeover Statutes  . . . . . . . . . . . . . . . . . . .  38
Section 5.18   Compliance with Laws . . . . . . . . . . . . . . . . . .  39


                                 ARTICLE VI
                 COVENANTS RELATING TO CONDUCT OF BUSINESS  . . . . . .  39

Section 6.1    Conduct of Business of the Company Pending
               the Effective Time . . . . . . . . . . . . . . . . . . .  39
Section 6.2    Conduct of Business of Parent Pending the
               Effective Time . . . . . . . . . . . . . . . . . . . . .  41


                                ARTICLE VII
                    ADDITIONAL COVENANTS AND AGREEMENTS . . . . . . . .  43

Section 7.1    Company Takeover Proposals . . . . . . . . . . . . . . .  43
Section 7.2    Parent Takeover Proposals  . . . . . . . . . . . . . . .  44
Section 7.3    Access to Information  . . . . . . . . . . . . . . . . .  45
Section 7.4    Form S-4 and Proxy Statement . . . . . . . . . . . . . .  45
Section 7.5    Stockholder Approval; Recommendation . . . . . . . . . .  46
Section 7.6    Affiliates . . . . . . . . . . . . . . . . . . . . . . .  46
Section 7.7    Agreement to Cooperate; Further Assurances . . . . . . .  47
Section 7.8    Company Options, Rights and Warrants . . . . . . . . . .  48
Section 7.9    Parent Rights  . . . . . . . . . . . . . . . . . . . . .  49
Section 7.10   Public Statements  . . . . . . . . . . . . . . . . . . .  49
Section 7.11   Letter of Company's Accountants  . . . . . . . . . . . .  50
Section 7.12   Letter of Parent's Accountants . . . . . . . . . . . . .  50
Section 7.13   Directors and Officers' Indemnification  . . . . . . . .  50
Section 7.14   Stock Exchange Listing . . . . . . . . . . . . . . . . .  52
Section 7.15   Execution of the Other Agreements  . . . . . . . . . . .  53
Section 7.16   Tax Treatment  . . . . . . . . . . . . . . . . . . . . .  53
Section 7.17   Other Actions by the Company and/or Parent . . . . . . .  53

                                ARTICLE VIII
                                 CONDITIONS . . . . . . . . . . . . . .  54

Section 8.1    Conditions to Each Party's Obligation to
               Effect the Merger  . . . . . . . . . . . . . . . . . . .  54
Section 8.2    Conditions to Obligation of the Company to
               Effect the Merger  . . . . . . . . . . . . . . . . . . .  55
Section 8.3    Conditions to Obligations of Parent to Effect
               the Merger . . . . . . . . . . . . . . . . . . . . . . .  56


                                 ARTICLE IX
                     TERMINATION, AMENDMENT AND WAIVER  . . . . . . . .  57

Section 9.1    Termination  . . . . . . . . . . . . . . . . . . . . . .  57
Section 9.2    Effect of Termination  . . . . . . . . . . . . . . . . .  58
Section 9.3    Amendment  . . . . . . . . . . . . . . . . . . . . . . .  58
Section 9.4    Waiver . . . . . . . . . . . . . . . . . . . . . . . . .  59
Section 9.5    Procedure for Certain Terminations . . . . . . . . . . .  59
Section 9.6    Fees and Expenses  . . . . . . . . . . . . . . . . . . .  59


                                 ARTICLE X
                             GENERAL PROVISIONS . . . . . . . . . . . .  62

Section 10.1   Non-Survival of Representations, Warranties
               and Agreements . . . . . . . . . . . . . . . . . . . . .  62
Section 10.2   Notices  . . . . . . . . . . . . . . . . . . . . . . . .  62
Section 10.3   Interpretation . . . . . . . . . . . . . . . . . . . . .  63
Section 10.4   Miscellaneous  . . . . . . . . . . . . . . . . . . . . .  64
Section 10.5   Counterparts . . . . . . . . . . . . . . . . . . . . . .  64
Section 10.6   Parties in Interest  . . . . . . . . . . . . . . . . . .  64
Section 10.7   Severability . . . . . . . . . . . . . . . . . . . . . .  64
Section 10.8   Attorneys' Fees  . . . . . . . . . . . . . . . . . . . .  64

Schedules

Schedule 1.5   Terms of Company Investor Group
               Registration Rights Agreement
Schedule 1.11  Terms of Employment Agreements
Schedule 1.20  Independent Director Designees
Schedule 1.26  Terms of Parent Shareholder Services Agreement
Schedule 1.28  Terms of Parent Shareholder
               Registration Rights Agreement
Schedule 1.43  Terms of Voting Agreement
Schedule 2.4 Amendment to the Restated Certificate of Incorporation of the Company


Exhibits

Exhibit A      Form of Shareholder Agreement
Exhibit B      Form of Parent Shareholder
               Non-Compete Agreement
Exhibit C      Form of Dividend and Note Agreement
Exhibit D      Form of Restated Articles of Incorporation of Parent
Exhibit E      Form of Bylaws of Parent

                        AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER, dated as of April 12, 1996 (the "Agreement"), by and among PARACELSUS HEALTHCARE CORPORATION, a California corporation ("Parent"), CHAMPION HEALTHCARE CORPORATION, a Delaware corpo-ration (the "Company"), and PC MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub").

            WHEREAS, the board of directors of each of Parent, Merger Sub and the Company deem it advisable and in the best interests of their respective stockholders that Merger Sub be merged with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "DGCL") upon the terms and subject to the conditions of this Agreement; and

            WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

            NOW, THEREFORE, in consideration of the foregoing, the mutual representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                 ARTICLE I

                            CERTAIN DEFINITIONS

            For purposes of this Agreement, the following terms shall have the following meanings:

            Section 1.1 "Affiliate" shall mean, as to any person, any other person that directly or indirectly controls, or is under common control with or is controlled by such person. For the purpose of this definition, "control," when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

            Section 1.2 "Agreement in Contemplation of Merger" shall mean the Champion Healthcare Corporation Agreement in Contemplation of Merger, dated as of April 12, 1996, by and among the Company and the parties named therein.

            Section 1.3 "BA Partners" shall mean BA Partners, financial advisors to Parent.

            Section 1.4 "Company Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

            Section 1.5 "Company Investment Group Registration Rights Agreement" shall mean the Registration Rights Agreement to be entered into by Parent and certain stockholders of the Company at or prior to the Closing on substantially the terms set forth in Schedule 1.5 attached hereto.

            Section 1.6  "Company Preferred Stock" shall mean,
collectively, the Series C Preferred Stock and the Series D Preferred
Stock.

            Section 1.7 "Company Stock" shall mean, collectively, the Company Common Stock and the Company Preferred Stock.

            Section 1.8  "Confidentiality Agreement" shall mean,
collectively, the Confidentiality Agreements, each dated November 10, 1995, by and among Parent and the Company.

            Section 1.9 "Coopers & Lybrand" shall mean Coopers & Lybrand, L.L.P., the Company's independent auditors.

            Section 1.9A "Dividend and Note Agreement" shall mean the Dividend and Note Agreement to be entered into between Parent and the Parent Shareholder at or prior to the Closing, in the form attached as Exhibit C hereto.

            Section 1.10 "DLJ" shall mean Donaldson, Lufkin & Jenrette Securities Corporation, financial advisor to the Company.

            Section 1.12 "Employment Agreements" shall mean the employment agreements to be entered into prior to the time the Form S-4 becomes effective under the Securities Act between Parent and each of Mr. R.J. Messenger, Mr. Charles R. Miller, Mr. James G. VanDevender, Mr. Ronald R. Patterson and Mr. Robert C. Joyner, in each case substantially on the terms set forth in
Schedule 1.11 attached hereto.

            Section 1.12 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            Section 1.13 "ERISA Affiliate," with respect to any party, shall mean any trade or business, whether or not incorporated, that together with such party would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA.

            Section 1.14 "Ernst & Young" shall mean Ernst & Young LLP, Parent's independent auditors.

            Section 1.15 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            Section 1.16 "Form S-4" shall mean the Registration Statement on Form S-4 of Parent to be filed with the SEC under the Securities Act in connection with the Merger for the purpose of registering the shares of Parent Common Stock to be issued in the Merger.

            Section 1.17 "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

            Section 1.18 "Governmental Entity" shall mean any court, administrative agency, commission or other governmental authority or instrumentality, domestic or foreign.

            Section 1.19 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            Section 1.20 "Independent Designees" shall mean the persons either identified on Schedule 1.20 hereto or designated in accordance with the terms thereof to become directors of Parent no later than immediately after the Effective Time.

            Section 1.21 "Material Adverse Effect," with respect to any party, shall mean a material adverse effect (or any development which in the future is reasonably likely to have a material adverse effect) on the business, assets, financial or other condition or results of operations of such party and its Subsidiaries, taken as a whole; provided, however, that any such effect resulting from any change (i) in law, rule or regulation or GAAP or interpretations thereof that applies to both Parent and the Company or (ii) in economic or business conditions generally or in the health care industry specifically that similarly affects both Parent and the Company shall not be considered when determining if a Material Adverse Effect has occurred.

            Section 1.22 "Non-Compete Agreement" shall mean the non-compete agreement to be entered into between Parent and the Parent Shareholder at or prior to Closing in the form attached as Exhibit B hereto.

            Section 1.23 "Officers" shall mean the senior executive officers of Parent at the Effective Time.

            Section 1.24 "Parent Bylaws" shall mean the Bylaws to be adopted by Parent at or prior to the Closing in the form attached as Exhibit D hereto.

            Section 1.25 "Parent Common Stock" shall mean the Common Stock, no stated value per share, of Parent.

            Section 1.26 "Parent Shareholder Services Agreement" shall mean the Services Agreement to be entered into between Parent and the Parent Shareholder at or prior to the Closing, substantially on the terms set forth in Schedule 1.26 attached hereto.

            Section 1.27 "Parent Shareholder" shall mean Dr. Manfred George Krukemeyer.

            Section 1.28  "Parent Shareholder Registration Rights
Agreement" shall mean the Registration Rights Agreement to be entered into by Parent and the Parent Shareholder at or prior to the Closing substantially on the terms set forth in Schedule 1.28 attached hereto.

            Section 1.29 "PBGC" shall mean the Pension Benefit Guaranty Corporation.

            Section 1.30 "Proxy Statement" shall mean the proxy statement/ prospectus included as part of the Form S-4 and filed by the Company pursuant to Section 14(a) of the Exchange Act to be distributed to holders of shares of Company Stock in connection with the meeting of such holders to be held in connection with the transactions contemplated by this Agreement.

            Section 1.31 "Registration Rights Agreements" shall mean, collectively, the Parent Shareholder Registration Rights Agreement and the Company Investment Group Registration Rights Agreement.

            Section 1.32 "Restated Articles of Incorporation" shall mean the amended and restated articles of incorporation to be adopted by Parent at or prior to the Closing in the form attached as Exhibit C hereto.

            Section 1.33 "Rights Plan" shall mean a rights plan to be adopted and implemented by Parent as promptly as practicable following the Closing meeting the requirements of Section 3.3 hereof.

            Section 1.34  "SEC" shall mean the Securities and Exchange
Commission.

            Section 1.35 "Securities Act" shall mean the Securities Act of 1933, as amended.

            Section 1.36 "Series C Preferred Stock" shall mean the Series C Preferred Stock, par value $.01 per share, of the Company.

            Section 1.37 "Series D Preferred Stock" shall mean the Series D Preferred Stock, par value $.01 per share, of the Company.

            Section 1.38  "Shareholder Agreement" shall mean the
Shareholder Agreement to be entered into between Parent and the Parent Shareholder at or prior to the Closing, in the form attached as Exhibit A hereto.

            Section 1.39 "Significant Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

            Section 1.40 "Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

            Section 1.41  "Takeover Proposal" with respect to a person means
(i) any bona fide offer or proposal with respect to a merger, reorganization, consolidation or other similar business combination or any transaction involving the purchase of all or any significant portion of the assets, or 30% or more of such person's equity securities (on a fully diluted basis), by tender offer or otherwise (collectively, an "Acquisition"), of such person or any of its Subsidiaries; (ii) any direct or indirect Acquisition by such person involving either the issuance by such person or acquisition by such person of 30% or more of the outstanding equity securities (on a fully diluted basis) of it or another entity, or the acquisition of another entity or a business for consideration in an amount valued at 30% or more of such person's aggregate equity market capitalization (provided that this clause
(ii) shall not apply to hospital acquisitions made by such person so long as such hospital acquisitions are not part of a series of transactions that would otherwise be a Takeover Proposal), or (iii) any issuance of equity securities of such person through which another person becomes the beneficial owner (other than through underwriting arrangements) of 30% or more of the outstanding equity securities (on a fully diluted basis), in each case other than the transactions contemplated by this Agreement.

            Section 1.42 "Third Party" shall mean any person or group that is deemed to be a "person" within the meaning of Section 13(d) of the Exchange Act, provided, that with respect to any person, "Third Party" shall not include such person's Affiliates or Associates.

            Section 1.43 "Voting Agreement" shall mean the Voting Agree-ment among the Parent Shareholder, Mr. Charles R. Miller and Mr. James G. VanDevender to be entered into at or prior to the Closing substantially on the terms set forth in Schedule 1.43 attached hereto.

                            OTHER DEFINED TERMS

TERM                                                                SECTION

Acquisition                                                            1.41
Agreement                                                          Recitals
AmeriHealth                                                          4.2(a)
AMEX                                                                   7.14
Certificate                                                          2.7(b)
Certificate of Merger                                                   2.2
Cancelled Warrants                                                   2.6(a)

Company                                                            Recitals
Company Acquiring Party                                              9.6(c)
Company ERISA Plans                                                  4.9(a)
Company Expenses                                                     9.6(b)
Company Hospitals                                                      4.17
Company Option Plans                                                 4.2(a)
Company Options and Rights                                           7.8(b)
Company Options, Warrants or Rights                                  7.8(b)
Company Requisite Vote                                                 4.15
Company SEC Reports                                                     4.5
Company Warrants                                                     4.2(a)
Code                                                               Recitals
Cost Reports                                                           4.16
Costs                                                               7.13(a)
Closing                                                                 2.9
DGCL                                                               Recitals
Dissenting Shares                                                       2.7
Effective Time                                                          2.2
Exchange Agent                                                       2.8(a)
Exchange Ratio                                                       2.6(b)
Expenses                                                             9.6(c)
Government Antitrust Entity                                          7.7(b)
Indemnified Parties                                                 7.13(a)
Independent Designees                                                2.5(a)
maximum amount                                                       9.6(d)
Merger                                                             Recitals
New Parent Board                                                     3.2(a)
NYSE                                                                   7.14
Parent                                                             Recitals
Parent Acquiring Party                                               9.6(c)
Parent ERISA Plans                                                   5.9(a)
Parent Expenses                                                      9.6(c)
Parent Hospitals                                                       5.15
Parent Options, Warrants or Rights                                   7.8(b)
Parent Plans                                                         5.9(a)
Parent PSAR Plan                                                     7.9(b)
Parent Requisite Vote                                                  5.13
Parent SEC Reports                                                      5.5
Parent Stock Split                                                   2.6(a)
payee                                                                9.6(d)
payor                                                                9.6(d)
PPSUs                                                                7.9(b)
PSARs                                                                7.9(b)
Representative                                                       7.1(a)
Series D Stockholder Agreement                                       4.2(b)
Series D and Series E Warrants                                       2.6(a)
SPD                                                                  4.9(b)
Split Ratio                                                          2.6(a)
Surviving Subsidiary                                                    2.1
Taxes                                                               4.11(c)
Tax Returns                                                         4.11(c)
Termination Date                                                     9.1(b)
Termination Fee                                                      9.6(b)


                                 ARTICLE II

                                 THE MERGER

            Section 2.1  The Merger.

            Upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VIII and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Subsidiary") and shall become a wholly owned subsidiary of Parent. From and after the Effective Time, the identity and separate existence of Merger Sub shall cease, and the Company shall suc-ceed, without other transfer, to all the rights, properties, debts and lia-bilities of Merger Sub.

            Section 2.2 Effective Time. At the time of the Closing, upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (such time and date are referred to herein as the "Effective Time").

            Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

            Section 2.4 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Surviving Subsidiary shall be the Restated Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time, except that Article IV thereof shall be amended to read in its entirety as set forth in Schedule 2.4 hereto. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Subsidiary, except that the name of the corporation specified therein shall be "Champion Healthcare Corporation."

            Section 2.5 Company Directors and Officers. The directors and officers of Merger Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Subsidiary until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

            Section 2.6  Parent Stock Split; Conversion of Company Stock in
Merger.

                  (a) Subject to further adjustment as set forth below, prior to the Effective Time Parent shall take all action necessary so that each issued and outstanding share of Parent Common Stock shall be split into and, without any action on the part of the holder thereof, shall become and thereafter represent 67,156.513 shares (the "Split Ratio") of Parent Common Stock (the "Parent Stock Split"). Not later than May 17, 1996, the Company shall notify Parent of the number of the Company's Series D Warrants to purchase Company Common Stock and Series E Warrants to purchase Company Common Stock (collectively, the "Series D and Series E Warrants") that have been surrendered to the Company as payment for the exercise price upon exercise of Series D and Series E Warrants since the date hereof and on or prior to May 13, 1996 (the "Cancelled Warrants").
The final Split Ratio shall then be determined pursuant to the following formula:
                               (21,207,320 - 0.9643n) (0.57)
                Split Ratio =  _____________________________
                                       (450) (0.40)

Where n = the number of Cancelled Warrants.

                  (b) At the Effective Time, following the adjustments to the Parent Common Stock contemplated by Section 2.6(a), by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company, Parent or Merger Sub (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares owned by Parent or any of its Subsidiaries, held in the Company's treasury or owned by any Subsidiary of the Company) shall automatically be converted into one share of Parent Common Stock (the "Exchange Ratio");
(ii) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares owned by Parent or any of its Subsidiaries, held in the Company's treasury or owned by any Subsidiary of the Company, and other than Dissenting Shares) shall automatically be converted into two shares of Parent Common Stock;
(iii) each share of Company Stock issued and outstanding immediately prior to the Effective Time and owned by Parent or any of its Subsidiaries, held in the Company's treasury or owned by any Subsidiary of the Company shall be cancelled and cease to exist at and after the Effective Time by virtue of the Merger and without any action on the part of the holder thereof and no consideration shall be payable with respect thereto; and (iv) each share of common stock, par value $.01 per share, of Merger Sub shall be converted into and become one share of common stock, par value $.01 per share, of the Surviving Subsidiary.

            Section 2.7 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Preferred Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who has not voted such shares of Company Preferred Stock in favor of the Merger and who is entitled by the DGCL to appraisal rights, and who shall have properly demanded in writing appraisal for such shares of Company Preferred Stock in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive shares of Parent Common Stock as set forth in Section 2.6, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his rights to appraisal and payment under the DGCL. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Company Preferred Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effec-tive Time, shares of Parent Common Stock as set forth in Section 2.6(b). Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any payments relating to Dissenting Shares shall be made solely by the Surviving Subsidiary and no funds or other property have been or will be provided by the Company or any of its other direct or indirect Subsid-iaries for such payment.

            Section 2.8  Exchange of Shares.

                  (a) As of the Effective Time, Parent shall deposit with a bank or trust company designated by Parent and the Company (the "Exchange Agent"), for the benefit of holders of shares of Company Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing shares of Parent Common Stock issuable pursuant to Section 2.6(b) in exchange for outstanding shares of Company Stock.

                  (b) As soon as reasonably practicable after the Effective Time, the Surviving Subsidiary shall cause the Exchange Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of shares of Company Stock whose shares of Company Stock were converted into shares of Parent Common Stock, (i) a letter of trans-mittal (which shall specify that delivery shall be effected, and risk of loss and title to a certificate which, immediately prior to the Effective Time, represented any shares of the Company Stock (a "Certificate") shall pass, only upon proper delivery of the Certificate to the Exchange Agent and shall be in such form and have such other provisions consistent with the terms of this Agreement as Parent and the Company may reasonably speci-
fy) and (ii) instructions for use in effecting the surrender of the Certificate in exchange for certificates representing shares of Parent Common Stock. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and any other documents as may be required pursuant to such instructions, including in the case of the persons specified in Section 7.6 the agreements required to be delivered by such persons thereunder, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Parent Common Stock that such holder has the right to receive under Section 2.6(b), together with a check in the amount (after giving effect to any required tax withholdings) of any cash dividends or other dividends or distributions that such holder has the right to receive as provided in the last sentence of Section 2.8(c), and the Certificate so surrendered shall be cancelled. In the event of a transfer of ownership of shares of Company Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, and any related payment with respect to dividends or distributions contemplated by the immediately preceding sentence, may be issued to a transferee if the Certificate representing such shares of Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered in accordance with the provisions of this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and any related payment with respect to dividends or distributions as contemplated above.

                  (c) Subject to the effect of applicable laws, all shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time for purposes of determining holders of record of shares of Parent Common Stock entitled to receive any dividend or other distribution declared by Parent with a record date after the Effective Time. No dividends or other distributions declared with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subse-quent to surrender payable with respect to such shares of Parent Common Stock.

                  (d) All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof (including any dividends paid pursuant to Section 2.8(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, subject, however, to the Sur-viving Subsidiary's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving

Subsidiary of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Subsidiary for any reason, they shall be cancelled and exchanged as provided in this Article II.

                  (e) Termination of Exchange Fund. Any certificates representing shares of Parent Common Stock that Parent has deposited with the Exchange Agent pursuant to Section 2.8(a) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to Parent. Any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their shares of Parent Common Stock and any dividends and distributions in respect of the Parent Common Stock payable as provided in the last sentence of Section 2.8(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Subsidiary, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if and as required by Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any unpaid dividends or other distributions in respect of Parent Common Stock pursuant to the last sentence of Section 2.8(c).

                  (g) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any "affiliate" (as determined pursuant to Section 7.6) of the Company shall not be exchanged until Parent has received the written agreement from such person as provided in Section 7.6.

            Section 2.9 Time and Place of Closing. The closing (the "Closing") of the transactions in connection with the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 300 South Grand Avenue, Suite 3400, Los Angeles, California, at 10:00 a.m. (local time) on or before the fifth business day following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived or at such other place or time as Parent and the Company may agree.

            Section 2.10  Deliveries at the Closing.  At the Closing:

                  (a) There shall be delivered to Parent and the Company the certificates, opinions and other documents and instruments required to be delivered hereunder; and

                  (b) Parent, the Company and Merger Sub shall cause the Certificate of Merger to be filed with the Secretary of the State of the State of Delaware in accordance with the relevant provisions of the DGCL.


                                ARTICLE III

CORPORATE GOVERNANCE MATTERS RELATING TO PARENT AND THE COMPANY AT OR AFTER THE EFFECTIVE TIME

            Section 3.1 Charter Documents. Parent shall adopt and take any and all action necessary to make effective, immediately prior to the Effective Time, the Restated Certificate of Incorporation and the Parent Bylaws, which shall remain effective through the Effective Time and thereafter may be amended only in accordance with their terms and appli-cable law.

            Section 3.2 Directors and Officers of Parent Following the Effective Time.

                  (a)  Governance.

                         (i)  Parent shall take any and all actions
      necessary (including without limitation obtaining the resignation of any directors, as necessary) to cause the direc-tors comprising the full board of directors of Parent (the "New Parent Board") at the Effective Time to be comprised of nine directors, in order to enable (w) Mr. Charles R. Miller and Mr. James G. VanDevender to be appointed as directors in Class III and Class II, respectively; (x) the Independent Directors to be appointed as Directors, in the classes set forth on Schedule
      1.20 hereto; and (y) the Parent Shareholder and Mr. R.J. Messenger to be appointed as directors in

Class III, and one person chosen by the Parent Shareholder to be appointed as a director in each of Class II and Class I, in each case such appoint-ments to be in accordance with the Restated Articles of Incorporation effective immediately prior to the Effective Time and to remain effective through and from the Effective Time in accordance with Parent's charter documents and applicable law. Thereafter, all nominations and elections shall be governed in accordance with the Shareholder Agreement, the Restated Articles of Incorporation, the Parent Bylaws and applicable law, each as amended from time to time.

                        (ii)  Parent shall take any and all actions
      necessary such that at the Effective Time the Officers shall become the officers of Parent.

                  (b) Tenure. The officers and directors of Parent shall hold their positions until their resignation or removal or the election or appointment of their successors in the manner provided by each corporation's respective charter documents and applicable law.

            Section 3.3 Rights Plan. The parties shall, prior to the Effective Time, present to the New Parent Board the Rights Plan and, as approved by the New Parent Board subject to fiduciary duties and applicable law, adopt and effect the Rights Plan. The Rights Plan shall have custom-ary terms and conditions and such other provisions as may reasonably be agreed to by Parent and the Company, provided that the Rights Plan shall exempt (a) the Parent Shareholder's beneficial ownership of Parent Common Stock at the Effective Time, (b) any acquisition of Parent Common Stock by the Parent Shareholder in accordance with the Shareholder Agreement and (c) any acquisition of Parent Common Stock by another Third Party in accordance with the Shareholder Agreement.

            Section 3.4 Parent Shareholder Arrangements. (a) The Company acknowledges that prior to the Effective Time and not as part of the Merg-er, Parent shall declare a cash dividend, payable to the Parent Shareholder after the Effective Time, in an aggregate amount not to exceed $21,297,198, plus, in the event that the dividend is paid after July 30, 1996, an additional amount equal to $3,574.26 for each day from and including July 31, 1996 to the date such dividend is paid.

                   (b) Prior to the Effective Time, Parent shall enter into the Parent Shareholder Services Agreement substantially on the terms set forth in Schedule 1.26 attached hereto.


                                 ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Company represents and warrants to Parent as follows:

            Section 4.1 Organization and Qualification. Each of the Company and its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the properties owned, leased or operated by it, or where the nature of the business conducted by it make such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect on the Company. True and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date hereof, including all amendments thereto, have heretofore been made available or delivered to Parent.

            Section 4.2  Capitalization.

                  (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, 500,000 shares of Series C Preferred Stock and 2,200,000 shares of Series D Preferred Stock. As of the close of business on April 8, 1996, there were (i) 12,014,316 shares of Company Common Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and are not subject to and were not issued in violation of any preemptive rights, (ii) 448,811 shares of Series C Preferred Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and are not subject to and were not issued in violation of any preemptive rights, and which, as of the date hereof and at or immediately prior to the Effective Time, in accordance with their terms, are convertible into Company Common Stock at the rate of two shares of Company Common Stock for every one share of Series C Preferred Stock, (iii) 2,159,365 shares of Series D Preferred Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and are not subject to and were not issued in violation of any preemptive rights, and which, as of the date hereof and at or immediately prior to the Effec-tive Time, in accordance with their terms, are convertible into Company Common Stock at the rate of two shares of Company Common Stock for every one share of Series D Preferred Stock, (iv) an aggregate of 1,581,432 shares of Company Common Stock reserved for issuance upon exercise of options that may be granted under the Company Option Plans, of which options to purchase 1,440,514 shares of Company Common Stock are issued and outstanding, (v) 81,250 shares of Company Common Stock reserved for issuance in connection with the Brookside Non-Negotiable Exchangeable Promissory Notes, (vi) 50,067 shares of Company Common Stock reserved for issuance in connection with the Select Acquisition Convertible Notes, and
(vii) 3,190,736 shares of Company Common Stock reserved for issuance pursu-ant to outstanding warrants to purchase shares of Company Common Stock identified in Section 4.2(a) of the letter, dated the date hereof, delivered by the Company to Parent in connection with this Agreement (the "Company Disclosure Letter") (collectively, the "Company Warrants"). "Company Option Plans" shall mean the Company's Amended and Restated 1988 Non-Qualified Stock Option Plan, as modified May 27, 1993, the Company's Employee Stock Option Plan, dated December 31, 1991, the Company's Employee Stock Option Plan No. 2, dated May 27, 1992, the Company's Employee Stock Option Plan No. 3, dated September 1992, the Company's Senior Executive Stock Option Plan No. 4, dated January 5, 1994, the Company's Directors' Stock Option Plan, dated December 8, 1992, options granted to certain directors, officers and key employees of AmeriHealth, Inc. in December 1994, the Company's Selected Executive Stock Option Plan No. 5, approved May 25, 1995, the Company's Founders Stock Option Plan, dated December 1990, and the Company's Physicians Stock Option Plan, dated May 27, 1993. No Subsidiary of the Company holds any shares of Company Stock. Other than as described in Section 4.2 of the Company Disclosure Letter, there has been no change in the information set forth in the second sentence of this
Section 4.2(a) between the close of business on April 8, 1996 and the date hereof.

                  (b) Except as set forth in Section 4.2(a) or pursuant to the Agreement in Contemplation of Merger or the Series D Stockholders Agreement, dated December 31, 1993, by and between the Company and the holders of the Series C Preferred Stock, the holders of the Series D Preferred Stock and certain other parties named therein (the "Series D Stockholder Agreement"), there are not now, and at the Effective Time there will not be, any outstanding shares of Company capital stock or any options, warrants, calls, rights, subscriptions, convertible securities or other rights or agreements, arrangements or commit ments of any kind obligating the Company or any of its Subsidiaries to issue, transfer or sell any securities of the Company. All shares of Company Common Stock subject to issuance as set forth in Section 4.2(a), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual or other obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of Company Stock. Except for the Agreement in Contemplation of Merger and the Series D Stockholder Agree-ment, there is not now, and at the Effective Time there will not be, any stockholder agreement, voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party or bound relating to the voting of any shares of the capital stock of the Company or any of its Subsidiaries.

            Section 4.3 Authority. The Company has all requisite corpo-rate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the Company Requisite Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by the Company of the transactions contem-plated hereby, have been duly authorized by the Company's board of directors and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby, except for the approval of this Agreement by the Company Requisite Vote. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Merger Sub and Parent, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insol-vency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

            Section 4.4 Consents and Approvals; No Violation. None of the execution and delivery by the Company of this Agreement, the consummation by Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the respective charters or bylaws (or simi-lar governing documents) of the Company or any of its Subsidiaries, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental

Entity, except (A) pursuant to the Exchange Act, the Securities Act and the HSR Act and (B) for filing the Certificate of Merger with respect to the Merger pursuant to the DGCL, (iii) except as disclosed in Section 4.4 of the Company Disclosure Letter, result in a default (or an event which with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or accelera-tion under, or result in the creation of a lien or encumbrance on any of the assets of the Company or any of its Subsidiaries pursuant to, any note, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound or affected, or
(iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than (A) such defaults, rights of termination, cancellation, amendment or acceleration, liens and encumbrances, violations and conflicts as set forth pursuant to (iii) and
(iv) above, and (B) such consents, approvals, authorizations, permits or filings as set forth pursuant to (ii) above that are not obtained, which, in the aggregate, would not have a Material Adverse Effect on the Company, or would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement. Holders of not less than 75% in aggregate principal amount of each of the Company's Series D 11% Senior Subordinated Notes and 100% of the Series E 11% Senior Subordinated Notes have entered into the Agreement in Contemplation of Merger and such agreement is in full force and effect.

            Section 4.5 SEC Reports and Financial Statements. Each form, report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 1994 (as such documents have since the time of their filing been amended, the "Company
SEC Reports"), which include all the documents (other than preliminary material) that the Company was required to file with the SEC since such date, as of their respective dates, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports. None of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof. The financial statements of the Company included in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q under the Securities Act) and fairly present (subject, in the case of the unaudited quarterly financial statements, to the absence of notes, and to normal, recurring audit adjust-ments) the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows (or changes in financial position prior to the adoption of FASB 95) for the periods then ended. Since December 31, 1995, neither the Company nor any of its Subsidiaries has incurred any liabili-ties or obligations, whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due, except (i) as disclosed in the Company SEC Reports filed after December 31, 1995 and prior to the date hereof, (ii) as incurred in connection with the transactions contemplated, or as provided, by this Agreement, (iii) as incurred after December 31, 1995 in the ordinary course of business and consistent with past practices and not in violation of Section 6.1, or (iv) except as would not, individually or in the aggregate, have a Material
Adverse Effect on the Company.

            Section 4.6 Absence of Certain Changes or Events. Since December 31, 1995, except as disclosed in the Company SEC Reports filed since December 31, 1995 and prior to the date hereof, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and there has not occurred or arisen any event or events which, individually or in the aggregate, have had or are reasonably likely to have, a Material Adverse Effect on the Company or which is reasonably likely to prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement.

            Section 4.7  Litigation.  Except as disclosed in (i) Section
4.7 of the Company Disclosure Letter or (ii) the Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed by the Company, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or Affiliates (and the Company is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, is reasonably likely to (i) have a Material Adverse Effect on the Company or (ii) prevent or delay in any material respect the Company from performing its obliga-tions under, or consummating the transactions contemplated by, this Agreement. There is not any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator out standing against the Company or any of its Subsidiaries which has had or is reasonably likely to have any Material Adverse Effect on the Company.

            Section 4.8 Information Supplied. The information supplied or to be supplied by the Company or its Subsidiaries for inclusion or incorporation by reference in the Form S-4 will not, either at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The information supplied or to be supplied by the Company or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement, including any amendments and supplements thereto, will not, either at the date mailed to stock-holders or at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement and the Merger Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and the Form S-4 will each comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent for inclusion or incorporation by reference therein.

            Section 4.9  Employee Benefit Plans; ERISA.

                  (a) Section 4.9(a) of the Company Disclosure Letter contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement ("Plans"), sponsored, maintained or contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any employee or former employee of the Company or any of its Subsidiaries (the "Company Plans"). Section 4.9(a) of the Company Disclosure Letter identifies each of the Company Plans that is an "employee welfare benefit plan," or "em-ployee pension benefit plan" as such terms are defined in sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "Company ERISA Plans"). Neither the Company nor any of its ERISA Affiliates has any formal plan or commitment to create any additional Company
Plan or modify or change any existing Company Plan that would affect any employee or terminated employee of the Company or any such ERISA Affiliate.

                  (b) With respect to each of the Company Plans, the Company has heretofore delivered or made available to Parent true and com-plete copies of each of the following documents:

                         (i)  a copy of the Company Plan (including
      all amendments thereto);

                        (ii)  a copy of the annual report, if
      required under ERISA, with respect to each such Company Plan for the last three years;

                       (iii) a copy of the actuarial report, if re-quired under ERISA, with respect to each such Company Plan for the last three years;

                        (iv) a copy of the most recent summary plan description ("SPD"), together with all summaries of material modification issued with respect to such SPD, required under ERISA with respect to such Company Plan;

                         (v)  if the Company Plan is funded through a
      trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

                        (vi)  all contracts relating to the Company
      Plans with respect to which the Company or any of its ERISA Affiliates may have any liability, including, without limita-tion, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

                       (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Company Plan that is intended to be qualified under section 401 of the Code.

                  (c) No Company ERISA Plan is subject to Title IV of ERISA. No liability under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any such ERISA Affiliate of incurring a liability under such Title, other than liability for premiums due the PBGC, which payments have been or will be made when due. To the extent this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the Company ERISA Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any of its ERISA Affiliates made, or was required to make, contributions during the five-year period ending on the last day of the Company's most recent fiscal year.

                  (d) None of the Company, any of its ERISA Affiliates, any of the Company ERISA Plans, any trust created thereunder nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company or any of its ERISA Affiliates may be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code.

                  (e) Full payment has been made, or will be made in accordance with section 404(a)(6) of the Code, of all amounts which the Company or any of its ERISA Affiliates is required to pay under the terms of each of the Company ERISA Plans, and all such amounts properly accrued through the Effective Time with respect to the current plan year thereof will be paid by the Company on or prior to the Effective Time or will be properly recorded in accordance with GAAP. No Company ERISA Plan is subject to section 412 of the Code.

                  (f) Each of the Company Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

                  (g) Each of the Company ERISA Plans that is intended to be "qualified" within the meaning of section 401(i) of the Code is so qualified.

                  (h) Each of the Company ERISA Plans that is intended to satisfy the requirements of section 501(c)(9) of the Code has so satisfied such requirements.

                  (i) Except as set forth in Section 4.9(a) of the Company Disclosure Letter, no amounts payable or benefits accrued under the Company Plans or any other agreement or arrangement to which the Company or any of its ERISA Affiliates is a party will, as a result of the transactions contemplated hereby (A) become payable, vested or exercisable on an accelerated basis or (B) fail to be deductible for federal income tax pur-poses by virtue of section 280G of the Code.

                  (j)  No "leased employee," as that term is defined in
section 414(n) of the Code, performs services for the Company or any of its ERISA Affiliates.

                  (k) Except as set forth in Section 4.9(k) of the Company Disclosure Letter, no Company Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, (iii) deferred compensation bene-fits accrued as liabilities on the books of the Company or its ERISA Affiliates, or (iv) benefits, the full cost of which is borne by the current or former employee (or his beneficiary)).

                  (l) With respect to each Company Plan that is funded wholly or partially through an insurance policy, there will be no material liability of the Company or any of its ERISA Affiliates, as of the Effective Time, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liabil-ity arising wholly or partially out of events occurring prior to the Effective Time.

            Section 4.10 Tax Matters. As of the date hereof, neither the Company nor any of its Affiliates has taken or agreed to take any action, nor does the Company have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of section 368(a) of the Code.

            Section 4.11  Taxes.

                  (a) The Company and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them on or before the date of the Effective Time of the Merger, taking into account any extension of the time within which to file such returns. All such Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects.

                  (b) The Company and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the date of the Effective Time of the Merger, an adequate accrual for the payment of, all material Taxes due with respect to any period ending on or before the date of the Effective Time of the Merger.

                  (c) For purposes of this Agreement, the following terms shall have the following meanings:

                         (i)  "Taxes" shall mean all Federal, state,
      local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), in-cluding any interest, additions to tax, or penalties applicable thereto.

                        (ii)  "Tax Returns" shall mean all Federal,
      state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

            Section 4.12 Affiliate Agreements. Except for the Agreement in Contemplation of Merger, the Series D Stockholder Agreement or as set forth in Section 4.12 of the Company Disclosure Letter, as of the date of this Agreement neither the Company nor any of its Subsidiaries is a party to any oral or written agreement with any of its Affiliates, other than with any of its Subsidiaries.

            Section 4.13 Opinion of Financial Advisor. The Company has received the opinion of DLJ to the effect that, as of the date of such opinion, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

            Section 4.14 Brokers and Finders. Other than DLJ, whose fees will be paid by the Company, none of the Company or any of its Subsidiar-ies, nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in con-nection with the transactions contemplated by this Agreement.

            Section 4.15 Vote Required. The only votes of the holders of any class or series of Company capital stock necessary to approve the Merger (the "Company Requisite Vote") are (i) the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock, voting as a separate class, (ii) the affirmative vote of the holders of at least 90% of the outstanding shares of each of the Series C Preferred Stock and the Series D Preferred Stock, voting as separate classes, and
(iii) the affirmative vote of the holders of a majority of the voting power represented by the outstanding shares of the Company Common Stock, the Series C Preferred Stock and the Series D Preferred Stock, voting as a single class.

            Section 4.16 Medicare and Medicaid. The Company and its Subsidiaries have complied with all Medicare and Medicaid laws, rules and regulations and have timely filed all returns, cost reports and other filings in the manner prescribed, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All returns, cost reports and other filings made by Company and its Subsidiaries to Medicare, Medicaid or any other governmental health or welfare related entity or third party payor are true and complete, except where the failure to be so true and complete would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and true and correct copies of all such cost reports for the three most recent fiscal years of the Company have been furnished to Parent. No deficiency in any such returns, cost reports and other filings, including deficiencies for late filings, has been asserted or to the best of the Company's knowledge, after reasonable investigation, threatened by any Governmental Entity or other provider reimbursement entities relating to Medicare or Medicaid or third party payor claims, and to the best of the Company's knowledge, after reasonable investigation, there is no basis for any successful claims or requests for reimbursement from any such Governmental Entity, other entity or third party payor except for any deficiencies or bases which are not reasonably expected to have, individu-ally or in the aggregate, a Material Adverse Effect on the Company. Since December 31, 1992, neither the Company nor any of its Subsidiaries has been subject to any audit or investigation relating to fraudulent Medicare or Medicaid procedure or practices, except audits or investigations which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

            Section 4.17 Medicare Participation/Accreditation. All of the hospitals and other healthcare providers owned, operated or managed by the Company or any of its Subsidiaries are certified for participation or en-rollment in the Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs, are in substan-tial compliance with the conditions of participation of such programs and have received all approvals or qualifications necessary for capital reimbursement of the Company and its Subsidiaries' assets. No validation review or program integrity review related to any of the hospitals owned or operated by the Company or any of its Subsidiaries (the "Company Hospi-tals"), the operation thereof, or the consummation of the transactions contemplated hereby has been conducted by any commission, board or agency in connection with the Medicare or Medicaid programs, and to the knowledge of the Company, no such reviews are scheduled, pending or threatened against or affecting any Company Hospital or the consummation of the transaction contemplated hereby. All of the Company Hospitals are in compliance in all material respects with all rules, regulations and re-quirements of all Governmental Entities having jurisdiction over any of the Company Hospitals. All of the Company Hospitals are accredited by the Joint Commission on Accreditation of Health Care Organizations (the "Joint Commission on Accreditation") and the Company has delivered to Parent true and complete copies of each of such hospital's most recent Joint Commission on Accreditation survey report and deficiency list, if any, and the most recent Statement of Deficiencies and Plan of Correction. All deficiencies noted thereon have been cured in all material respects. Neither the Company nor any of its Subsidiaries has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or Medicaid program of any pending or threatened investigations or surveys, and the Company has no reason to believe that there are pending, threatened or imminent any such investigations or surveys which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

            Section 4.18 Medical Staff Matters. There are no pending, or to the Company's knowledge, threatened disputes with medical staff applicants, medical staff members or health professional affiliates which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

            Section 4.19 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company (including, without limitation, Section 203 of the DGCL) is applicable to the Merger or the other transactions contemplated hereby. The Board of Directors of the Company has taken all appropriate action to exempt the transactions contemplated in this Agreement from Section 203 of the DGCL.

            Section 4.20 Compliance with Laws. Neither the Company nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                                 ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PARENT

            Parent represents and warrants to the Company as follows:

            Section 5.1  Organization and Qualification.

                  (a) Each of Parent and its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the properties owned, leased or operated by it, or where the nature of the business conducted by it make such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect on Parent. True and complete copies of the articles of incorporation and bylaws of Parent as in effect on the date hereof, including all amendments thereto, have heretofore been made available or delivered to the Company.

                  (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Merger Sub has been formed solely for the purpose of engaging in the Merger and has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

            Section 5.2  Capitalization.

                  (a) The authorized capital stock of Parent consists of 1,000 shares of Parent Common Stock. As of the date hereof, there are 450 shares of Parent Common Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and are not subject to and were not issued in violation of any preemptive rights and all of which are beneficially owned by the Parent Shareholder. No Subsidiary of Parent holds any shares of Parent Common Stock.

                  (b) Except as set forth in Section 5.2(b) of the letter, dated the date hereof, delivered by Parent to the Company in connection with this Agreement (the "Parent Disclosure Letter") or pursuant to this Agreement, the options to be issued pursuant to Section 7.9 hereof, the Shareholder Agreement, the Registration Rights Agreement and the rights contemplated by the Rights Plan, there are not now, and at the Effective Time there will not be, any outstanding shares of Parent capital stock or any options, warrants, calls, rights, subscriptions, convertible securities or other rights or agreements, arrangements or commitments of any kind obligating Parent or any of its Subsidiaries to issue, transfer or sell any securities of Parent. There are no outstanding contractual or other obligations of Parent or any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of Parent Common Stock. Except as set forth in Section 5.2(b) of the Parent Disclosure Letter or pursuant to the Share-holder Agreement, the Registration Rights Agreement and the Voting Agreement, there is not now, and at the Effective Time there will not be, any stockholder agreement, voting trust or other agreement or understanding to which Parent or any of its Subsidiaries is a party or bound relating to the voting of any shares of the capital stock of Parent or any of its Subsidiaries.

                  (c) The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or other voting securities of merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub.

            Section 5.3 Authority. Parent has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the Parent Requisite Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Parent of the transactions contemplated hereby, have been duly authorized by Parent's board of directors and no other corporate proceedings on the part of Parent are necessary to autho-rize the execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby and thereby, except for the approval of this Agreement by the Parent Requisite Vote. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

            Section 5.4 Consents and Approvals; No Violation. None of the execution and delivery by Parent of this Agreement, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the respective charters or bylaws (or similar governing documents) of Parent or any of its Subsidiaries, (ii) except as disclosed in Section 5.4 of the Parent Disclosure Letter, require any consent, ap-proval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) pursuant to the Exchange Act, the Securities Act and the HSR Act and (B) for filing the Certificate of Merger with respect to the Merger pursuant to the DGCL, (iii) except as disclosed in Section 5.4 of the Parent Disclosure Letter, result in a default (or an event which with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a lien or encumbrance on any of the assets of Parent or any of its Subsidiaries pursuant to, any note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound or affected, or (iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than (A) such defaults, rights of termination, cancellation, amendment or acceleration, liens and encumbrances, violations and conflicts as set forth pursuant to (iii) and (iv) above, and (B) such consents, approvals, authorizations, permits or filings, as set forth pursuant to (ii) above that are not obtained, which, in the aggregate, would not have a Material Adverse Effect on Parent, or would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or the Shareholder Agreement.

            Section 5.5 SEC Reports and Financial Statements. Each form, report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC since September 30, 1994 (as such documents have since the time of their filing been amended, the "Parent SEC Re-ports"), which include all the documents (other than preliminary material) that Parent was required to file with the SEC since such date, as of their respective dates, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports. None of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof. The financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q under the Securities Act) and fairly present (subject in the case of the unaudited quarterly financial statements, to the absence of notes, and to normal, recurring audit adjustments) the consolidated financial position of Parent and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows (or changes in financial position prior to the adoption of FASB 95)
for the periods then ended.   Since December 31, 1995, neither Parent nor
any of its Subsidiaries has incurred any liabilities or obligations, whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due, except (i) as disclosed in the Parent SEC Reports filed since December 31, 1995 and prior to the date hereof, (ii) as incurred in connection with the transactions contemplated, or as provided, by this Agreement, (iii) as incurred after December 31, 1995 in the ordinary course of business and consistent with past practices and not in violation of Section 6.2, or (iv) as would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

            Section 5.6 Absence of Certain Changes or Events. Since December 31, 1995, except as disclosed in the Parent SEC reports filed prior to the date hereof, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and there has not occurred or arisen any event or events which, individually or in the aggregate, have had or are reasonably likely to have, a Material Adverse Effect on Parent or which is reasonably likely to prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement.

            Section 5.7 Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or in Section 5.7 of the Parent Disclosure Letter, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of Parent's Subsidiaries or Affiliates (and Parent is not aware of any basis for any of such suit, action or proceeding) that, individually or in the aggregate, is reasonably likely to (i) have a Material Adverse Effect on Parent or (ii) prevent or delay in any material respect Parent from per-forming its obligations under, or consummating the transactions contem-plated by, this Agreement. There is not any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries which has had or is reasonably likely to have a Material Adverse Effect on Parent.

            Section 5.8 Information Supplied. The information supplied or to be supplied by Parent or its Subsidiaries for inclusion or incorporation by reference in the Form S-4 will not, either at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The information supplied or to be supplied by Parent or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement, including any amendments and supplements thereto, will not, either at the date mailed to shareholders of the Company or at the time of the meeting of sharehold-ers of the Company to be held in connection with the transactions contem-plated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or neces-sary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and the Form S-4 will each comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Ex-change Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to information supplied by the Company for inclusion or incorporation by reference therein.

            Section 5.9  Employee Benefit Plans; ERISA.

                  (a) Section 5.9(a) of the Parent Disclosure Letter contains a true and complete list of each Plan sponsored, maintained or contributed to or required to be contributed to by Parent or any of its ERISA Affiliates for the benefit of any employee or former employee of Parent or any of its Subsidiaries (the "Parent Plans"). Section 5.9(a) of the Parent Disclosure Letter identifies each of the Parent Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "Parent ERISA Plans"). Neither Parent nor any of its ERISA Affiliates has any formal plan or commitment to create any additional Parent Plan or modify or change any existing Parent Plan that would affect any employee or terminated employee of Parent or any such ERISA Affiliate of Parent.

                  (b) With respect to each of the Parent Plans, Parent has heretofore delivered or made available to the Company true and complete copies of each of the following documents:

                         (i)  a copy of the Parent Plan (including
      all amendments thereto);

                        (ii)  a copy of the annual report, if
      required under ERISA, with respect to each such Parent Plan for the last three years;

                       (iii) a copy of the actuarial report, if required under ERISA, with respect to each such Parent Plan for the last three years;

                        (iv) a copy of the most recent SPD, together with all summaries of material modification issued with respect to such SPD, required under ERISA with respect to such Parent Plan;

                         (v)  if the Parent Plan is funded through a
      trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

                        (vi)  all contracts relating to the Parent
      Plans with respect to which Parent or any of its ERISA Affiliates may have any liability, including, without limita-tion, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

                       (vii)  the most recent determination letter
      received from the Internal Revenue Service with respect to each Parent Plan that is intended to be qualified under section 401 of the Code.

                  (c) No Parent ERISA Plan is subject to Title IV of ERISA. No liability under Title IV of ERISA has been incurred by Parent or any of its ERISA Affiliates since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any of its ERISA Affiliates of incurring a liability under such Title, other than liability for premiums due the PBGC, which payments have been or will be made when due. To the extent this repre-sentation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the Parent ERISA Plans but also with re-spect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Parent or any of its ERISA Affiliates made, or was required to make, contributions during the five-year period ending on the last day of Parent's most recent fiscal year.

                  (d) None of Parent, any of its ERISA Affiliates, any of the Parent ERISA Plans, any trust created thereunder nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which Parent or any of its ERISA Affiliates may be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code.

                  (e) Full payment has been made, or will be made in accordance with section 404(a)(6) of the Code, of all amounts which Parent or any its ERISA Affiliates is required to pay under the terms of each of the Parent ERISA Plans, and all such amounts properly accrued through the Effective Time with respect to the current plan year thereof will be paid by Parent on or prior to the Effective Time or will be properly recorded in accordance with GAAP. No Parent ERISA Plan is subject to section 412 of the Code.

                  (f) Each of the Parent Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

                  (g) Each of the Parent ERISA Plans that is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified.

                  (h) Each of the Parent ERISA Plans that is intended to satisfy the requirements of section 501(c)(9) of the Code has so satisfied such requirements.

                  (i) Except as specifically contemplated by this Agreement or as set forth in Section 5.9(i) of the Parent Disclosure Letter, no amounts payable or benefits accrued under the Parent Plans or any other agreement or arrangement to which Parent or any of its ERISA Affiliates is a party will, as a result of the transactions contemplated hereby (A) become payable, vested or exercisable on an accelerated basis or
(B) fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

                  (j)  No "leased employee," as that term is defined in
section 414(n) of the Code, performs services for Parent or any of its ERISA Affiliates.

                  (k) No Parent Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Parent or any of its ERISA Affiliates, or
(iv) benefits, the full cost of which is borne by the current or former employee (or his beneficiary)).

                  (l) With respect to each Parent Plan that is funded wholly or partially through an insurance policy, there will be no material liability of Parent or any of its ERISA Affiliates, as of the Effective Time, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

            Section 5.10  Taxes.

                  (a) Parent and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them on or before the date of the Effective Time of the Merger, taking into account any extension of the time within which to file such returns. All such Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects.

                  (b) Parent and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the date of the Effective Time of the Merger, an adequate accrual for the payment of, all material Taxes due with respect to any period ending on or before the date of the Effective Time of the Merger.

            Section 5.11  Affiliate Agreements.  Except as set forth in
Section 5.11 of the Parent Disclosure Letter, as of the date of this Agreement neither Parent nor any of its Subsidiaries is a party to any oral or written agreement with any of its Affiliates, other than with any of its Subsidiaries.

            Section 5.12 Brokers and Finders. Other than BA Partners, whose fees will be paid by Parent, none of Parent or any of its Subsidiar-ies, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contem-plated by this Agreement.

            Section 5.13 Vote Required. The affirmative vote of a majority of the outstanding shares of Parent is the only vote of a holder of capital stock of Parent required to approve this Agreement and the transactions contemplated hereby (the "Parent Requisite Vote").

            Section 5.14 Medicare and Medicaid. Parent and its Subsidiar-ies have complied with all Medicare and Medicaid laws, rules and regula-tions and have timely filed all returns, cost reports and other filings in the manner prescribed, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. All returns, cost reports and other filings made by Parent and its Subsidiaries to Medicare, Medicaid or any other governmental health or welfare related entity or third party payor are true and complete, except where the failure to be so true and complete would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and true and correct copies of all such reports for the three most recent fiscal years of Parent have been furnished to the Company. No deficiency in any such returns, cost reports and other filings, including deficiencies for late filings, has been asserted or to the best of Parent's knowledge, after reasonable investi-gation, threatened by any Governmental Entity or other provider reimburse-ment entities relating to Medicare or Medicaid or third party payor claims, and to the best of Parent knowledge, after reasonable investigation, there is no basis for any successful claims or requests for reimbursement from any such Governmental Entity, other entity or third party payor except for any deficiencies or bases which are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since December 31, 1992, neither Parent nor any of its Subsidiaries has been subject to any audit or investigation relating to fraudulent Medicare or Medicaid procedure or practices, except audits or investigations which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

            Section 5.15 Medicare Participation/Accreditation. All of the hospitals and other healthcare providers owned, operated or managed by Par-ent or its Subsidiaries, except the psychiatric facilities set forth in
Section 5.15 of the Parent Disclosure Letter, are certified for participa-tion or enrollment in the Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs, are in substantial compliance with the conditions of participation of such programs and have received all approvals or qualifications necessary for capital reimbursement of Parent and its Subsidiaries' assets. No validation review or program integrity review related to any of the hospitals owned or operated by Parent or any of its Subsidiaries (the "Parent Hospitals"), the operation thereof, or the consummation of the transactions contemplated hereby has been conducted by any commission, board or agency in connection with the Medicare or Medicaid programs, and to the knowledge of Parent, no such reviews are scheduled, pending or threatened against or affecting any Parent Hospital or the consummation of the transaction contemplated hereby. All of the Parent Hospitals are in compliance in all material respects with all rules, regulations and requirements of all Governmental Entities having jurisdic-tion over any of the Parent Hospitals. Except as set forth in Section 5.15 of the Parent Disclosure Letter, all of the Parent Hospitals are accredited by the Joint Commission on Accreditation and Parent has delivered to Company true and complete copies of each of such hospital's most recent Joint Commission on Accreditation survey report and deficiency list, if any, and the most recent Statement of Deficiencies and Plan of Correction. All deficiencies noted thereon have been cured in all material respects. Neither Parent nor any of its Subsidiaries has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or the Medicaid program of any pending or threatened investigations or surveys, and Parent has no reason to believe that there are pending, threatened or imminent any such investigations or surveys which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

            Section 5.16 Medical Staff Matters. There are no pending, or to Parent's knowledge, threatened disputes with medical staff applicants, medical staff members or health professional affiliates which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

            Section 5.17 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to Parent (including without limitation pursuant to Chapter 12 of the California General Corporation Law) is applicable to the Merger, the Shareholder Agreement or the other transactions contemplated hereby or thereby.

            Section 5.18 Compliance with Laws. Neither Parent nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

                                 ARTICLE VI

                 COVENANTS RELATING TO CONDUCT OF BUSINESS

            Section 6.1 Conduct of Business of the Company Pending the Effective Time. Except as expressly permitted or contemplated by this Agreement or as shall be consented to by Parent (which consent shall not be unreasonably withheld or delayed), until the Effective Time the Company shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and use its reasonable best efforts (in the ordinary course of business consistent with past practice) to preserve intact their respective business organizations' goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise permitted by this Agreement, prior to the Effective Time, without the consent of Parent (which consent shall not be unreasonably withheld), the Company will not, and will cause each of its Subsidiaries not to:

                  (a) amend or propose to amend their respective charters or bylaws (other than as contemplated by this Agreement); or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any capital stock (other than dividends paid by subsidiaries of the Company solely to the Company or another wholly-owned subsidiary of the Company) or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                  (b) (i) issue or authorize or propose the issuance of, sell, pledge or dispose of, or agree to issue or authorize or propose the issuance of, sell, pledge or dispose of, any additional shares of, or any options (except for up to 40,000 directors' options), warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, other than any such issuance pursuant to options, warrants, rights or convertible securities outstanding as of the date hereof in accordance with their terms as in effect on the date hereof; (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to Company and its Subsidiaries, taken as a whole; (iii) sell (including by sale-leaseback), lease, pledge, dispose of or encumber any assets or interests therein which are material, individually or in the aggregate, to Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business and consistent with past practice; (iv) incur or become contingently liable with respect to any material indebted-ness for borrowed money or guarantee any such indebtedness or issue any debt securities or otherwise incur any material obligation or liability (absolute or contingent) other than short-term indebtedness in the ordinary course of business and consistent with past practice; (v) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of its capital stock or any options, warrants or rights of any kind to acquire any shares of their capital stock or any debt or equity securities convertible into or exchangeable for such capital stock or (y) long-term debt, other than as required by the governing instruments relating thereto or as required by the terms of the Company Plans, the Company Options or the Company Warrants as in effect on the date hereof; or (vi) enter into any contract, agree-ment, commitment or arrangement with respect to any of the foregoing;

                  (c) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other arrangements or agreements with any directors, officers or key employees;

                  (d) adopt, enter into or amend any, or become obligated under any new, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law occurring after the date hereof and except, with respect to all plans other than bonus plans, in the ordinary course of business and consistent with past practice;

                  (e) amend any agreements relating to its outstanding indebtedness or capital stock, including without limitation the Agreement in Contemplation of Merger or the Series D Stockholder Agreement; or

                  (f) make any material Tax election or settle any material Tax audit or controversy.

            Section 6.2 Conduct of Business of Parent Pending the Effec-tive Time. Except as expressly permitted or contemplated by this Agreement or as shall be consented to by the Company (which consent shall not be unreasonably withheld or delayed), until the Effective Time Parent shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and use their reasonable best efforts to preserve intact their respective business organizations' goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise permitted by this Agreement, prior to the Effective Time, without the consent of Company (which consent shall not be unreasonably withheld), Parent will not, and will cause each of its Subsidiaries not to:

                  (a) amend or propose to amend their respective charters or bylaws (other than as contemplated by this Agreement); or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than (i) dividends paid by Subsidiaries of Parent solely to Parent or another wholly-owned subsidiary of Parent, (ii) the Parent Stock Split, (iii) as contemplated by Section 3.4(a) hereof or (iv) as set forth in Section 6.2(a) of the Parent Disclosure Letter);

                  (b) (i) except as contemplated by Article II or by Sections 7.8 and 7.9, issue or authorize or propose the issuance of, sell, pledge or dispose of, or agree to issue or authorize or propose the issuance of, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, other than any such issuance pursuant to options, warrants, rights or convertible securities outstanding as of the date hereof in accordance with their terms in effect on the date hereof; (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to Parent and its Subsidiaries, taken as a whole, other than acquisitions of facilities with respect to which Parent has entered into binding agreements prior to the date hereof and which are described in Section 6.2 of the Parent Disclosure Letter (it being understood that, as between the Company and Parent, Parent shall not be obligated to consummate such acquisitions, and the failure to consummate any such acquisition shall not affect any obligation of the parties hereunder, nor shall it be taken into account in determining whether a Material Adverse Effect with respect to Parent shall have occurred); (iii) sell (including by sale-leaseback), lease, pledge, dispose of or encumber any assets or interests therein, which are material, individually or in the aggregate, to such party and its Subsidiaries, taken as a whole, other than in the ordinary course of business and consistent with past practice; (iv) except as contemplated by Section 7.17(b), or in connection with the Agreement in Contemplation of Merger, incur or become contingently liable with respect to any material indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or otherwise incur any material obligation or liability (absolute or contingent) other than short-term indebtedness in the ordinary course of business and consistent with past practice; (v) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of its capital stock or any options, warrants or rights of any kind to acquire any shares of their capital stock or any debt or equity securities convertible into or exchangeable for such capital stock or (y) long-term debt, other than as required by the governing instruments relating thereto or as required by the Parent PSAR Plan or Section 7.9; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                  (c) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other arrangements or agreements with any directors, officers or key employees, except as contemplated by Section 3.4(b) or Section 7.15 hereof;

                  (d) adopt, enter into, amend or become obligated under any new, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except (i) as required to comply with changes in applicable law occurring after the date hereof, (ii) with respect to all plans other than bonus plans, in the ordinary course of business and consistent with past practice or (iii) as permitted by Sections 7.9 and 7.13 hereof; or

                  (e) make any material Tax election or settle any material Tax audit or controversy.


                                ARTICLE VII

                    ADDITIONAL COVENANTS AND AGREEMENTS

            Section 7.1  Company Takeover Proposals.

                  (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative (each a "Representative" and collectively, the "Representatives") of, the Company or any of its Subsidiaries to, (i) solicit, initiate or encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a Takeover Proposal, (ii) except in accordance with Section 9.1(c), enter into any agreement with respect to any Takeover Proposal, (iii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, a Takeover Proposal or (iv) otherwise facilitate any effort or attempt to make or implement any Takeover Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its board of directors from (x) furnishing nonpublic information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide written Takeover Proposal to the Company or its stockholders, or recommending such unsolicited bona fide written Takeover Proposal to the stockholders of the Company, if and only to the extent that (A) the board of directors of the Company determines in good faith based on the written advice of its special outside legal counsel that such action is necessary for the Company's directors to comply with their respective fiduciary duties to the Company's stockholders under applicable law and (B) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person, the board of directors of the Company receives from such person or entity an executed confiden-tiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement may permit the making by such person or entity of the Takeover Proposal), or (y) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preced-ing sentence by any Representative of the Company or any of its Sub-sidiaries shall be deemed to be a breach of this Section 7.1 by the Comp-any. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company or any of its Representatives with any parties conducted heretofore with respect to any of the foregoing.

                  (b) The Company shall promptly advise Parent orally and in writing of any Takeover Proposal or any inquiry or request for information with respect to or which could lead to any Takeover Proposal and the identity of the person making such Takeover Proposal or inquiry. The Company shall keep Parent promptly and fully informed in all material respects of the status and details of any such Takeover Proposal or inquiry.

            Section 7.2  Parent Takeover Proposals.

                  (a) Parent shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any Representative of Parent or any of its Subsidiaries to, (i) solicit, initiate or encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a Takeover Proposal, (ii) except in accordance with Section 9.1(d), enter into any agreement with respect to any Takeover Proposal,
(iii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, a Takeover Proposal or (iv) otherwise facilitate any effort or attempt to make or implement any Takeover Proposal; provided, however, that nothing contained in this Agreement shall prevent Parent or its board of directors from fur-nishing nonpublic information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide written Takeover Proposal to Parent or its shareholders, or recommending such unsolicited bona fide written Takeover Proposal to the shareholders of Parent, if and only to the extent that (x) the board of directors of Parent determines in good faith based on the written advice of its special outside legal counsel that such action is necessary for Parent's directors to comply with their fiduciary duties to the Parent Shareholder under applica-ble law and (y) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person, the board of directors of Parent receives from such person or entity an executed confidentiality agreement, with terms no less favorable to Parent than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement may permit the making by such person or entity of the Takeover Proposal). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of Parent or any of its Subsidiaries shall be deemed to be a breach of this Section 7.2 by Parent. Parent shall immediately cease and cause to be terminated any existing activities, discussions or negotia-tions by Parent or any of its Representatives with any parties conducted heretofore with respect to any of the foregoing.

                  (b) Parent promptly shall advise the Company orally and in writing of any Takeover Proposal or any inquiry or request for information with respect to or which could lead to any Takeover Proposal and the identity of the person making such Takeover Proposal or inquiry. Parent shall keep the Company promptly and fully informed in all material respects of the status and details of any such Takeover Proposal or inquiry.

            Section 7.3 Access to Information. Subject to compliance with applicable law, upon reasonable notice Parent and the Company shall each (and shall cause each of their respective Subsidiaries to) afford to the other and the officers, employees, accountants, counsel, financial advisors and other representatives of the other, reasonable access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments and records and, during such period, each of Parent and the Company shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other or their counsel
(a) a copy of each filing made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, including without limitation each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws, (b) frequent reports on operational matters of materiality and the general status of ongoing operations and (c) all other information concerning its businesses, proper-ties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence pursuant to the terms of the Confidentiality Agreement.

            Section 7.4 Form S-4 and Proxy Statement. As soon as is reasonably practicable after the date hereof, the Company and Parent shall prepare and file the Proxy Statement with the SEC and Parent shall promptly prepare and file with the SEC the Form S-4 in which the Proxy Statement will be included. Each of the Company and Parent shall use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also use its best efforts to take any action required to be taken under applicable state securities and blue sky laws in connection with the issuance of shares of Parent Common
Stock in the Merger and the other transactions contemplated by this Agreement. Parent and the Company shall promptly furnish to each other all informa-tion, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with this Section 7.4.

            Section 7.5  Stockholder Approval; Recommendation.

                  (a) Subject to the fiduciary obligations of its directors under applicable law, the Company will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of shares of Company Stock as promptly as practicable after the Form S-4 is declared effective to consider and vote upon the approval of this Agreement and the Merger. Subject to its fiduciary obligations under applicable law, the Company's board of directors shall recommend such approval and shall take all lawful action to solicit such approval.

                  (b) Subject to the fiduciary obligations of its directors under applicable laws, Parent will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to obtain the Requisite Parent Vote, whether by written consent or at a meeting.

            Section 7.6 Affiliates. The Company shall use its best efforts to cause each principal executive officer, each director and each other person who may be deemed to be an "affiliate," for purposes of Rule 145 under the Securities Act, of the Company to deliver to Parent on or prior to the Effective Time a written agreement to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Parent Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Parent, is exempt from the registration requirements of the Securities Act.

            Section 7.7  Agreement to Cooperate; Further Assurances.

                  (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, subject to the requisite vote of the stockholders of Parent and the Company, to consummate and make effective the transactions contem-plated by this Agreement and to satisfy the conditions set forth in Article VIII hereof including providing information and using reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings (including filings under the HSR Act) and executing, or causing the execution of, such consents or resolutions on the part of Merger Sub as may be necessary to consummate the transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all necessary actions to the extent not inconsistent with their other duties and obligations or applicable law.

                  (b) Without limiting the generality of the undertakings pursuant to this Section 7.7, the Company (in the case of clauses (i) and (iii)) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions: (i) provide promptly to any and all Federal, state, local or foreign court or Government Entity with jurisdiction over enforcement of any applicable antitrust laws ("Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Merger and the transactions contemplated by this Agreement; (ii) if necessary, the proffer by Parent of its willingness to promptly enter into good faith negotiations with the relevant Government Antitrust Entity (and to enter into agreements with the relevant Government Antitrust Entity with respect thereto) with respect to actions reasonably necessary or advisable to avoid the commencement of a proceeding to delay, restrain, enjoin or otherwise prohibit consummation of the Merger by any Government Antitrust Entity; and (iii) in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding which would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would prevent or materially delay consummation of the Merger or the other transactions contemplated by this Agreement, use its best efforts to take promptly any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph) reasonably necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

            Section 7.8  Company Options, Rights and Warrants.

                  (a) The Board of Directors of the Company shall not take any action to cause or cause the transactions contemplated by this Agree-ment to result in the acceleration of payment, vesting or exercisability of any benefit under any Company Options, Warrants or Rights, or any other incentive compensation arrangement or agreement other than as required under the agreements evidencing or under which the Company Options, Warrants or Rights were issued (or such other incentive compensation arrangements or agreements), in each case as in effect on the date hereof.

                  (b) As of the Effective Time, each outstanding option to purchase shares of Company Common Stock and each outstanding stock appreci-ation right with respect to Company Common Stock (collectively the "Company Options and Rights") (other than options to purchase 1,172,500 shares of Company Common Stock issued in February 1996 under the Champion Healthcare Corporation 1996 Long-Term Incentive Stock-Based Award Plan (the "Senior Executive Options")), and each outstanding Company Warrant (the Company Warrants and the Company Options and Rights being referred to herein collectively as the "Company Options, Warrants or Rights") as of the Effective Time, shall be assumed by Parent and converted into options and warrants to purchase shares of and stock appreciation rights with respect to (collectively, "Parent Options, Warrants or Rights") that number of shares of Parent Common Stock equal to the number of shares of Company Com-mon Stock subject to such Company Options, Warrants or Rights (other than the Senior Executive Options) at an exercise price equal to the per share exercise price of the respective Company Options, Warrants or Rights, which respective Parent Options, Warrants or Rights shall be subject as nearly as possible to the same terms and conditions (including vesting schedule) as the respective Company Options, Warrants or Rights. Prior to the Effective Time of the Merger, the Senior Executive Options (whether vested or unvested) shall no longer be outstanding or exercisable and, in lieu of such options, equitable arrangements shall be made for persons who hold such options in an aggregate amount not to exceed (i) $2,409,700 less (ii) the amount of such sum in clause (i) attributable to the 40,000 directors' options referenced in Section 6.1(b)(i), if any, that are issued prior to, and converted into Parent Options, at the Effective Time.

                  (c) As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to the Parent Options and Rights and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options and Rights remain outstanding. Parent shall use its best efforts to administer the Parent Options and Rights assumed pursuant to this Section 7.8 in a manner that complies with Rule l6b-3 promulgated under the Exchange Act, but only to the extent the Company Options and Rights complied with such Rule prior to the Merger.

                  (d) After the Effective Time, Parent shall use reasonable efforts to prepare and file a registration statement on Form S-1 (or any successor or other appropriate forms) if the New Parent Board determines that such action is commercially reasonable in light of Parent's operational and strategic plans and reasonably necessary to provide adequate liquidity in connection with resales of shares of Parent Common Stock received by Affiliates of the Company in the Merger or by holders of the Company Warrants or exercise of Warrants upon the exercise of the Company Warrants.

            Section 7.9  Parent Rights.

                  (a) Except as provided in Section 7.9(b) below or is otherwise required under the agreements evidencing or under which such benefits are provided, the board of directors of Parent shall not take any action to cause the transactions contemplated by this Agreement to result in the acceleration of payment, vesting or exercisability of any benefit under the Parent PSAR Plan or any other incentive compensation arrangement or agreement.

                  (b) Effective as of the Effective Time of the Merger, the Board of Directors of Parent shall take such steps as may be necessary to terminate the Paracelsus Healthcare Corporation Phantom Equity Long-Term Incentive Plan (the "Parent PSAR Plan") and provide that, subject to the receipt by Parent of all necessary consents and releases, each participant under the Parent PSAR Plan shall receive in full satisfaction of all rights accrued thereunder with respect to any outstanding Phantom Stock Apprecia-tion Rights ("PSARs") (whether or not vested) and any outstanding Phantom Preferred Stock Units ("PPSUs") credited to such participant under the Parent PSAR Plan, an allocable portion of the following aggregate consider-ation: (i) options to purchase that number of shares of

Parent Common Stock equal to 3.0% of the number determined by dividing (a) the product of 450 and the Split Ratio by (B) 0.57; and (ii) $15 million in cash. All such options shall (x) be fully vested and exercisable, (y) have an exercise price equal to $0.01 per share of Parent Common Stock subject to such option, and (z) be issued pursuant to a new stock option plan adopted by Parent prior to the time the Form S-4 becomes effective under the Securities Act in compliance with the provisions of Rule 16b-3 promul-gated under the Securities Act and section 162(m) under the Code and subject to such other terms and conditions as may be set forth in such plan.

            Section 7.10 Public Statements. The parties shall consult with each other prior to issuing any public announcement or statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consulta-tion, except as may be required by law.

            Section 7.11 Letter of Company's Accountants. The Company shall use its best efforts to cause to be delivered to Parent letters of Coopers & Lybrand, dated the date on which the Form S-4 shall become effective and the third business day prior to the Effective Time and ad-dressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

            Section 7.12 Letter of Parent's Accountants. Parent shall use its best efforts to cause to be delivered to the Company letters of Ernst & Young, dated the date on which the Form S-4 shall become effective and the third business day prior to the Effective Time and addressed to the Comp-any, in form and substance reasonably satisfactory to the Company and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

            Section 7.13  Directors' and Officers' Indemnification.

                  (a) From and after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent shall also advance reasonable expenses as incurred to the fullest extent permitted under applicable law provided that prior to any such advance the person to whom expenses are so advanced provides to Parent an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director, officer and employee of the Company and its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that Parent shall not be required to indemnify any Indemnified Party pursuant hereto unless the Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                  (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect policies of directors and officers' liability insurance maintained by the Company for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage; provided, however, that Parent shall not be required to expend in any year an amount in excess of 175% of the annual aggregate premiums currently paid by the Company for such insurance, as disclosed by the Company in Section 7.14 of the Company Disclosure Letter; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Parent Board, for a cost not exceeding such amount.

                  (c) Any Indemnified Party wishing to claim indemnifica-tion under paragraph (a) of this Section 7.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) (i) Parent or the Surviving Subsidiary shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connec-tion with the defense thereof, except that if Parent or the Surviving Subsidiary elects not to assume such defense or if Parent is a party to any such action, suit or proceeding and counsel for the Indemnified Parties advises Parent in writing that there are issues which raise conflicts of interest between Parent or the

Surviving Subsidiary and the Indemnified Parties, the Indemnified Parties may retain counsel, and, subject to the provisions of Section 7.13(a) and applicable law and with respect to the advancement of expenses, Parent or the Surviving Subsidiary shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties, which counsel shall be reasonably satisfactory to Parent; (ii) the Indemnified Parties shall cooperate in the defense of any such matter; and
(iii) neither Parent nor the Surviving Subsidiary shall be liable for any settlement effected without their prior written consent (which shall not be unreasonably withheld). Neither Parent nor the Surviving Subsidiary shall have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determina-tion shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                  (d) If Parent or the Surviving Subsidiary or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets or any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Subsidiary shall assume all of the obligations set forth in this Section 7.13.

                  (e) The provisions of this Section 7.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

            Section 7.14 Stock Exchange Listing. The parties shall use their best efforts to cause the shares of Parent Common Stock to be issued in the Merger and as otherwise contemplated by Sections 7.8 and 7.9 hereof to be approved for listing on the New York Stock Exchange, Inc. (the "NYSE"), or, if such listing would not be available to Parent immediately following the Effective Time, the American Stock Exchange, Inc. (the "AMEX"), in each case subject to official notice of issuance, prior to the Effective Time. The Company shall use its best efforts to cause the shares of Company Common Stock to be no longer listed on the AMEX and de-registered under the Exchange Act as soon as practicable following the Effective Time.

            Section 7.15 Execution of the Other Agreements. At or prior to the Effective Time, Parent shall execute and deliver to the other parties thereto (i) the Shareholder Agreement, (ii) the Voting Agreement, (iii) the Parent Shareholder Registration Rights Agreement, (iv) the Company Investment Group Registration Rights Agreement, (v) the Employment Agreements, (vi) the Parent Shareholder Services Agreement, (vii) the Non-Compete Agreement and (viii) the Dividend and Note Agreement.

            Section 7.16 Tax Treatment. Each of the parties shall use its reasonable best efforts, whether before or after the Effective Time, to cause the Merger to qualify as a "reorganization" within the meaning of section 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 8.2(d) and 8.3(d) and to provide counsel with such representations as are customarily necessary to issue such opinions.

            Section 7.17  Other Actions by the Company and/or Parent.

                  (a) Takeover Statute. If any takeover statute is or may become applicable to the Merger, the Shareholder Agreement or the other transactions contemplated by this Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

                  (b) Debt Restructuring. Parent and Company shall use their reasonable best efforts to refinance, or obtain reasonable amendments or waivers to, the currently outstanding debt of Parent and Company as appropriate in order to effect the Closing and to facilitate the combined operations of the companies after the Effective Time. Parent agrees that, from and after the Effective Time, it shall guarantee the then outstanding debt obligations of the Surviving Subsidiary if and to the extent required by the Agreement in Contemplation of Merger.

                                ARTICLE VIII

                                 CONDITIONS

            Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by (i) the Company Requisite Vote and (ii) the Parent Requisite Vote;

                  (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

                  (c) The Form S-4 shall have become effective in accor-dance with the provisions of the Securities Act, and no stop order suspend-ing such effectiveness shall have been issued and remain in effect;

                  (d) No temporary restraining order, preliminary or permanent injunction or other order or decree by any court or Governmental Entity of competent jurisdiction which prevents the consummation of the Merger or the transactions contemplated hereby shall have been issued and remain in effect;

                  (e) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or Federal government or governmental agency which would prevent the consummation of the Merger or the transactions contemplated hereby;

                  (f) The shares of Parent Common Stock required to be issued hereunder shall have been approved for listing on the NYSE or AMEX, as the case may be, subject to official notice of issuance; and

                  (g) The Employment Agreements shall have been executed and delivered by (i) Parent and (ii) each of the respective parties.

            Section 8.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of Company to effect the Merger shall be subject to the fulfillment or waiver, at or prior to the Effective Time, of the following additional conditions:

                  (a) Parent shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Parent contained in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Effective Time as if made on and as of such date, except as contemplated or permitted by this Agree-ment and the Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Parent to that effect;

                  (b) Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent, or upon the consummation of the transactions contemplated hereby;

                  (c) The Company shall have received the letter of Ernst & Young referred to in Section 7.12 hereof;

                  (d) The Company shall have received an opinion from Sullivan & Cromwell substantially to the effect that (i) the Merger will qualify as a reorganization within the meaning of section 368(a) of the Code and (ii) no gain or loss will be recognized by the Company stockholders who receive shares of Parent Common Stock in the merger in exchange for shares of Company Stock, except with respect to cash received with respect to Dissenting Shares by holders of Company Preferred Stock who properly exercise appraisal rights in accordance with Section 2.7;

                  (e) (i) Parent and the Parent Shareholder shall have executed and delivered (x) the Shareholder Agreement, (y) the Non-Compete Agreement and (z) the Dividend and Note Agreement; and (ii) Parent shall have executed and delivered the Company Investment Group Registration Rights Agreement; and

                  (f) The Company shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom substantially to the effect that the Restated Articles of Incorporation do not violate the applicable provisions of the California General Corporation Law.

            Section 8.3 Conditions to Obligations of Parent to Effect the Merger. The obligations of Parent to effect the Merger shall be subject to the fulfillment or waiver, at or prior to the Effective Time, of the additional following conditions:

                  (a) The Company shall have performed in all material re-spects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Effective Time as if made on and as of such date, except as contemplated by this Agreement, and Parent shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company to that effect;

                  (b) The Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agree-ment or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company, or upon the consummation of the transactions contemplated hereby;

                  (c) Parent shall have received the letter of Coopers & Lybrand referred to in Section 7.11 hereof;

                  (d) Parent shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom substantially to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code;

                  (e) The following agreements shall have been executed and delivered by the relevant parties thereto (other than Parent and the Parent Shareholder): (i) the Voting Agreement, and (ii) the Parent Shareholder Registration Rights Agreement.

                                 ARTICLE IX

                     TERMINATION, AMENDMENT AND WAIVER

            Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

                  (a) by the mutual written consent of Parent and the Company;

                  (b) by either Parent or the Company if (i) at a duly held stockholders meeting of the Company, or any adjournment or postponement thereof, the Company's stockholders shall not have approved the Merger by the Company Requisite Vote; (ii) the Parent Shareholder shall not have approved this Agreement and the transactions contemplated hereby by the Parent Requisite Vote; (iii) the Merger shall not have been consum-mated on or before December 31, 1996 (the "Termination Date"); provided that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any party whose willful and material failure to fulfill any obligation under this Agreement has been the cause of or resulted in, the failure of the Effective Time to occur on or before the Termination Date; (iv) in the event of a breach by the other party of any representation, warranty, covenant or agreement set forth herein which (x), would give rise to a failure of a condition set forth in Section 8.2(a) or 8.3(a), as applicable, and (y) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition as described in clause (x) above); (v) any Gov-ernmental Entity, the consent of which is a condition to the obligations of Parent and the Company to consummate the transactions contemplated hereby shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful; or (vi) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree (other than a temporary re-straining order) restraining, enjoining or otherwise prohibiting either of the Merger and such order, judgment or decree shall have become final and nonappealable;

                  (c) by the Company if the board of directors of the Company shall concurrently approve, and the Company shall concurrently enter into, a binding written agreement concerning a transaction that constitutes a Takeover

Proposal; provided, however, that (i) the board of directors of the Company shall have complied with Section 9.5 in connection with such Takeover Proposal; (ii) no termination pursuant to this Section 9.1(c) shall be effective unless the Company shall simultaneously make the payments re-quired by Section 9.6; and (iii) the right to terminate this Agreement under this Section 9.1(c) shall not be available to the Company if the Company at such time is in material breach of any of the terms of this Agreement.

                  (d) by Parent if the board of directors of Parent shall concurrently approve, and Parent shall concurrently enter into, a binding written agreement concerning a transaction that constitutes a Takeover Proposal; provided, however, that (i) the board of directors of Parent shall have complied with Section 9.5 in connection with such Takeover Proposal; (ii) no termination pursuant to this Section 9.1 shall be effec-tive unless Parent shall simultaneously make the payments required by
Section 9.6; and (iii) the right to terminate this Agreement under this
Section 9.1(d) shall not be available to Parent if Parent at such time is in material breach of any of the terms of this Agreement.

            Section 9.2 Effect of Termination. In the event of termi-nation of this Agreement by either Parent or the Company as provided in
Section 9.1 hereof, this Agreement shall forthwith become void (except as set forth in this Section 9.2 and in Article X, the last sentence of Sections 7.3 and Section 9.6 hereof and in the Confidentiality Agreement, all of which shall survive the termination) and there shall be no liability on the part of Parent, the Company or Merger Sub or their respective officers or directors except for any breach of any of its obligations under this Section 9.2 and the last sentence of Section 7.3 and Section 9.6 hereof. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful, material breach of this Agreement.

            Section 9.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the share-holders of Parent or the Company, provided that after any such approval, no amendment shall be made which (a) changes the number of shares of Parent Common Stock into which shares of Company Stock are converted pursuant to the terms hereof or (b) in any way materially adversely affects the rights of holders of shares of Parent Common Stock or Company Stock. This Agree-ment may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            Section 9.4 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agree- ments or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

            Section 9.5 Procedure for Certain Terminations. A terminating party shall provide to the other party written notice prior to any termination of this Agreement pursuant to Section 9.1(c) or 9.1(d), as applicable, advising such other party (i) that the board of directors of the terminating party intends to enter into a binding written agreement concerning a Takeover Proposal in accordance with the terms of this Agreement, and (ii) as to the material terms of any such Takeover Proposal. At any time after five business days following receipt of such notice, the terminating party may terminate this Agreement as provided in Section 9.1(c) or 9.1(d), as applicable, only if the board of directors of the terminating party determines that such proposal is more favorable to its shareholders than the transactions contemplated by this Agreement (taking into account all terms of such Takeover Proposal and this Agreement, including all conditions, and which determination shall be made in light of any revised proposal made by the non-terminating party prior to the expiration of such five business day period) and concurrently enters into a binding written agreement providing for the implementation of the transactions contemplated by such Takeover Proposal.

            Section 9.6  Fees and Expenses.

                  (a) The Surviving Subsidiary shall pay all charges and expenses of the Company and the Exchange Agent, in connection with the transactions contemplated by Article II, and Parent shall reimburse the Surviving Subsidiary for such charges and expenses. Except as otherwise provided in this Section 9.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Shareholder Agreement, the Voting Agreement and the other transactions contemplated hereby and thereby shall be paid by the party incurring such costs or expenses, except that expenses incurred in connection with the filing fee for the Form S-4, printing and mailing the Proxy Statement and the Form S-4 and actions required to be taken under applicable state securities and blue sky laws shall be shared equally by Parent and the Company.

                  (b)  If this Agreement is terminated (i) pursuant to
Section 9.1(d) hereof or (ii) pursuant to (x) Section 9.1(b)(ii), (y)
Section 9.1(b)(iii) (provided, that the Company shall not be entitled to any Termination Fee or Company Expenses in connection with a termination pursuant to Section 9.1(b)(iii) if (A) any conditions in Article VIII (other than the condition in Section 8.1(a)(ii)) of Parent to consummate the Merger have not been satisfied or waived and (B) as of the Termination Date Parent shall have taken all actions required to be taken by it under this Agreement and otherwise shall not be in material breach of its obliga-tions under this Agreement; provided, further, that nothing herein shall be construed to affect the parties' obligations under Section 7.7) or (z) Sec-tion 9.1(b)(iv) hereof, and in each case within twelve months from such termination a Takeover Proposal involving Parent shall be consummated, then Parent shall (in the case of Section 9.6(b)(i) upon such termination, and in the case of Section 9.6(b)(ii) upon the consummation of such Takeover Proposal) promptly (and in any event within two days of receipt by Parent of written notice from the Company) pay to the Company (by wire transfer of immediately available funds to an account designated by the Company) a termination fee of $7,500,000 (the "Termination Fee"), and shall reimburse the Company for all documented out-of-pocket expenses (including all fees and expenses of its counsel, advisors, accountants and consultants) incurred by or on behalf of the Company in connection with the transactions contemplated by this Agreement up to an additional $2,500,000 ("Company Expenses"). Parent's payment shall be the sole and exclusive remedy of the Company against Parent and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the breach of any covenant or agreement giving rise to such payment, other than with respect to any claims for willful breach or bad faith by Parent or Merger Sub.

                  (c)  If this Agreement is terminated (i) pursuant to
Section 9.1(c) hereof, or (ii) pursuant to (x) Section 9.1(b)(i), (y)
Section 9.1(b)(iii) (provided, that Parent shall not be entitled to any Termination Fee or Parent Expenses in connection with a termination pursu-ant to Section 9.1(b)(iii) if (A) any conditions in Article VIII (other than the condition in Section 8.1(a)(i)) of Company to consummate the Merger have not been satisfied or waived and (B) as of the Termination Date Company shall have taken all actions required to be taken by it under this Agreement and otherwise shall not be in material breach of its obligations under this Agreement; provided, further, that nothing herein shall be construed to affect the parties' obligations under Section 7.7) or (z)
Section 9.1(b)(iv) hereof, and in each case within twelve months from such termination a Takeover Proposal involving the Company shall be consummated, then the

Company shall (in the case of Section 9.6(c)(i) upon such termination, and in the case of Section 9.6(c)(ii) upon the consummation of such Takeover Proposal) promptly (and in any event within two days of receipt by the Company of written notice from Parent) pay to Parent (by wire transfer of immediately available funds to an account designated by Parent) the Termination Fee, and shall reimburse Parent for all documented out-of-pocket expenses (including all fees and expenses of its counsel, advisors, accountants and consultants) incurred by or on behalf of Parent in connec-tion with the transactions contemplated by this Agreement up to an addi-tional $2,500,000 ("Parent Expenses," and hereinafter "Expenses" shall mean Parent Expenses or Company Expenses, as applicable). The Company's payment shall be the sole and exclusive remedy of Parent against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the breach of any covenant or agreement giving rise to such payments, other than with respect to any claim for willful breach or bad faith by the Company.

                  (d) If payment of a Termination Fee and Expenses is required hereunder in connection with a Takeover Proposal that is intended to be accounted for as a "pooling of interests" under APB 16 and any applicable interpretations thereof and, but for such payment of the Termi-nation Fee and Expenses, such accounting treatment would be available for the transaction involved in such Takeover Proposal, then such Termination Fee and Expenses shall be reduced to the maximum amount that would permit such accounting treatment (the "maximum amount"); provided, that, in order for a party obligated to pay a Termination Fee and Expenses (a "payor") to reduce the Termination Fee and Expenses pursuant to this Section 9.6(d),
(i) such payor shall (in the case of a termination pursuant to Sections 9.1(c) and (d), upon termination, and in the case of Section 9.1(b)(i),
(ii), (iii) or (iv), reasonably prior to the time such Termination Fee and Expenses is payable) provide the party entitled to the Termination Fee and Expenses (the "payee") a written opinion of a nationally recognized ac-counting firm that such Takeover Proposal qualifies for such accounting treatment and providing such firm's estimation of the maximum amount and
(ii) a nationally recognized accounting firm retained by the payee must not reasonably object to such opinions. In the event of a disagreement between the payor and payee accounting firms, those firms shall mutually agree on a third nationally recognized accounting firm whose judgment as to these matters shall be final.

                                 ARTICLE X

                             GENERAL PROVISIONS

            Section 10.1 Non-Survival of Representations, Warranties and Agreements. Except for the last sentence of Section 7.7(a) and Sections 7.8(c) and (d), 7.13, 7.16 and 9.6(a), and this Article X, none of the representations, warranties and agreements in this Agreement shall survive the Effective Time.

            Section 10.2 Notices. Any notices or other communications re-quired or permitted hereunder shall be in writing and shall be deemed duly given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

      If to Parent, to:

            Paracelsus Healthcare Corporation
            155 North Lake Avenue
            Suite 1100
            Pasadena, California  91101
            Telecopy No.  (818) 304-9588
            Attention: R.J. Messenger,
                       President and Chief Executive Officer

            with a copy to: Robert C. Joyner,
                            Vice President and General Counsel

      with a copy to:

            Skadden, Arps, Slate, Meagher & Flom
            300 South Grand Avenue
            Los Angeles, California 90071
            Telecopy No. (213) 687-5600
            Attention:  Thomas C. Janson, Jr.

      If to the Company, to:

            Champion Healthcare Corporation
            515 West Greens Road
            Suite 800
            Houston, Texas 77067
            Telecopy No.  (713) 878-6686
            Attention: Charles R. Miller,
                       President and Chief Executive Officer

            with a copy to: James G. VanDevender,
                            Executive Vice President and
                            Chief Financial Officer

      with a copy to:

            Sullivan & Cromwell
            125 Broad Street
            New York, NY  10004-2498
            Telecopy No.  (212) 558-3588
            Attention:  Neil T. Anderson

      and a copy to:

            Michener, Larimore, Swindle, Whitaker
              Flowers, Sawyer, Reynolds & Chalk, L.L.P.
            3500 City Center Tower II
            301 Commerce Street
            Fort Worth, Texas 76102
            Telecopy No.  (817) 335-6935 or (817) 878-0706
            Attention:  Wayne Whitaker

            Section 10.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            Section 10.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) together with the Shareholder Agreement, the Confidentiality Agreement and the Voting Agreement, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto; and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law). The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of capital stock of the other party pursuant to the Merger until consummation thereof.

            Section 10.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

            Section 10.6 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns and, except as otherwise specifically provided in Section 7.13 hereof, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

            Section 10.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            Section 10.8 Attorneys' Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

            IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                              PARACELSUS HEALTHCARE CORPORATION


                              By  /s/  R.J. MESSENGER
                                 Name:   R.J. Messenger
                                 Title:  President and Chief Executive Officer



                              CHAMPION HEALTHCARE CORPORATION


                              By  /s/  CHARLES R. MILLER
                                 Name:   Charles R. Miller
                                 Title:  President and Chief Executive Officer



                              PC MERGER SUB, INC.


                              By  /s/  R.J. MESSENGER
                                 Name:   R.J. Messenger
                                 Title:  President

                                                          EXHIBIT A



                           SHAREHOLDER AGREEMENT



            THIS SHAREHOLDER AGREEMENT (this "Agreement") is entered into as of ________ __, 1996, between _____________, [a ___________ corporation]
(the "Shareholder"), and Paracelsus Healthcare Corp., a California corporation ("Paracelsus").

            WHEREAS, Paracelsus, Champion Healthcare Corporation, a Delaware corporation ("Champion"), and PC Merger Sub, Inc., a Delaware corporation ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of April 12, 1996 (the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of Merger Sub with and into Champion pursuant to the terms and conditions of the Merger Agreement, and setting forth certain representations, warranties, covenants and agreements of the parties thereto in connection with the Merger; and

            WHEREAS, upon consummation of the Merger, the Shareholder will continue to Beneficially Own Voting Securities of Paracelsus constituting a majority of the Total Voting Power of Paracelsus;

            NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


            1. Certain Definitions. (a) For the purposes of this Agreement, the following terms shall have the following meanings:

            "Affiliate" and "Associate" when used with reference to any Person shall have the meanings assigned to such terms in Rule 12(b)-2 of the Exchange Act as in effect on the date hereof; provided, that Paracelsus and its Subsidiaries and existing directors and executive officers of Champion and Paracelsus who become and remain directors and executive officers of Paracelsus shall not, solely as a result of holding such office, be deemed Affiliates or Associates of any Investor for purposes of this Agreement.

            "Acquisition Proposal" shall mean any bona fide offer or proposal for (i) a merger or other business combination (other than a Surviving Company Merger) involving Paracelsus, (ii) the acquisition of any Voting Securities representing more than 50% of the Total Voting Power of Paracelsus after giving effect to such Acquisition

Proposal or (iii) the acquisition of all or substantially all of the assets of Paracelsus.

            "Approved Acquisition Proposal" shall mean an Acquisition Proposal that is approved and recommended (and, immediately prior to consummation of such Acquisition Proposal, that continues to be recommended) by a vote of 75% of the entire Board and by a majority of the Independent Directors.

            A Person shall be deemed the "Beneficial Owner" and to have "Beneficial Ownership" of, and to "Beneficially Own", any Voting Securities as to which such Person or any of such Person's Affiliates or Associates is or may be deemed to be the beneficial owner pursuant to Rule 13d-3 or 13d-5 under the Exchange Act, as such rules are in effect on the date of this Agreement, as well as any Voting Securities as to which such Person or any of such Person's Affiliates or Associates has the right to become Beneficial Owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than the rights under the Rights Plan), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner", or to have "Beneficial Ownership" of, or to "Beneficially Own", any Voting Security (i) solely because such Voting Security has been tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered Voting Security is accepted for payment or exchange or (ii) solely because such Person or any of such Person's Affiliates or Associates has or shares the power to vote or direct the voting of such Voting Security pursuant to a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, except if such power (or the arrangements relating thereto) is then reportable under Item 6 of Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report). For purposes of this Agreement, in determining the percentage of the outstanding Voting Securities with respect to which a Person is the Beneficial Owner, all shares as to which such Person is deemed the Beneficial Owner shall be deemed outstanding.

            "Board" shall mean the Board of Directors of Paracelsus.

            "Closing Date" shall mean the date upon which the Closing (as defined in the Merger Agreement) shall occur.

            "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Group" shall have the meaning assigned to such term in Rule 13(d)-3 of the Exchange Act as in effect on the date hereof.

            "Independent Directors" shall mean those directors of the Board who are not Shareholder Directors, Transferee Directors or officers of Paracelsus or any of its Subsidiaries and who do not have (and are not an Affiliate of any Person who has) any material financial interest with respect to the matter under consideration.

            "Investor"  shall mean the Shareholder and any Permitted
Transferee.

            "Minority Shareholders" shall mean Beneficial Owners of Voting Securities who are not an Investor, Affiliates or Associates of an Investor or any member of a Group of which an Investor, or Affiliates or Associates of the Investor, are members with respect to Shares (in each case for each Investor and Affiliates and Associates of such Investor only for so long as this Agreement is in effect with respect to the respective Investor).

            "Minority Shares" shall mean the Shares Beneficially Owned by Minority Shareholders.

            "Permitted Transferee"  shall mean a permitted transferee under
Section 5(a), the proviso of Section 5(c), Section 5(f), Section 5(g),
Section 5(h) or Section 5(i).

            "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

            "Qualified Parties"  shall mean any (i) trust described in
Section 664 of the Code (or any substantially similar entity under non-U.S. tax laws) of which the Investor or Family Members of the Investor are income beneficiaries and (ii) any charitable organization described in Section 501(c)(3) of the Code (or any substantially similar entity under non-U.S. tax laws), in both cases that is or simultaneously agrees to be bound as an Investor under this Agreement.

            "Rights Plan" shall have the meaning assigned thereto in the Merger Agreement.

            "Shares" shall mean the shares of common stock, no par value per share, of Paracelsus, to be issued in the Merger.

            "Subsidiary" shall mean, with respect to any Person, any entity at least 50% of the Voting Securities of which are owned directly or indirectly by such Person.

            "Surviving Company Merger" shall mean any merger or other business combination or reorganization (i) where the transaction has been approved by a unanimous vote of the entire Board or (ii) where the holders of Voting Securities of Paracelsus prior to such transaction will beneficially own (solely for the purpose of this definition, as determined pursuant to Rule 13d-3 or Rule 13d-5 of the Exchange Act) in the aggregate at least 60% of the surviving corporation's Total Voting Power immediately giving effect to such transaction.

            "Transfer" shall mean any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, or other disposition, including those by operation or succession of law, merger or otherwise, or any encumbrance (other than encumbrances arising by operation of law).

            "Total Voting Power" shall mean the non-diluted aggregate number of votes that may be cast by the holders of outstanding Voting Securities.

            "Voting Securities" shall mean all securities entitled to vote in the ordinary course in the election of directors or of Persons serving in a similar governing capacity, including the voting rights attached to such securities and rights or options to acquire such securities.

            "Wholly-Owned Subsidiary" shall mean, with respect to any Person, a Subsidiary all of the Voting Securities of which are owned, directly or indirectly, by such Person.

            (b) For the purposes of this Agreement, the following terms shall have the meanings assigned to them in the corresponding Sections of this Agreement:

            "Acceptance Notice"                 Section 7(b)

            "Amended Proposal Notice"           Section 7(a)

            "Champion Capital Stock"            Section 2(b)

            "Champion Common Stock"             Section 2(b)

            "Eligible Person"                   Section 9(a)

            "Fair Proposal"                     Section 6

            "Fair Value"                        Section 6(b)

            "Family Members"                    Section 5(h)

            "Heirs"                             Section 5(h)

            "Initiation Date"                   Section 6(a)

            "Investor Appraiser"                Section 6(a)

            "Higher Appraised Amount"           Section 6(c)

            "Lower Appraised Amount"            Section 6(c)

            "Mutually Appraised Amount"         Section 6(c)

            "Mutually Designated Appraiser"     Section 6(c)

            "Offer Price"                       Section 7(a)

            "Paracelsus Appraiser"              Section 6(a)

            "Paracelsus Common Stock"           Section 2(a)

            "Price"                             Section 6(c)

            "Proposal Notice"                   Section 7(a)

            "Shareholder Directors"             Section 9(a)

            "Shareholder Proposal"              Section 7(a)

            "Transferee Directors"              Section 9(g)

            2. Representations of the Shareholder. As of the date hereof, the Shareholder represents and warrants to Paracelsus that:

            (a) such Shareholder Beneficially Owns all of the outstanding shares of common stock, no par value per share, of Paracelsus ("Paracelsus Common Stock");

            (b) such Shareholder does not Beneficially Own any shares of common stock, par value $.01 per share, of Champion ("Champion Common Stock") or any shares of Series C Preferred Stock or Series D Preferred Stock of Champion (collectively, the "Champion Capital Stock");

            (c) this Agreement has been duly executed and delivered by the Shareholder and, assuming due execution by Paracelsus, this Agreement is a legal, valid and binding obligation, enforceable against the Shareholder in accordance with its terms; and

            (d) The execution, delivery and performance by the Shareholder of this Agreement do not and will not contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon the Shareholder or any agreement, contract or other instrument to which the Shareholder is a party, other than any such contraventions or conflicts that would not prevent or materially delay the performance of the Shareholder's obligations hereunder.


            3. Representations of Paracelsus. As of the date hereof, Paracelsus represents and warrants to the Shareholder that the execution, delivery and performance of this Agreement by it has been duly and validly authorized by all necessary corporate action on its part and, assuming due execution by the Shareholder, that this Agreement is a legal, valid and binding obligation, enforceable against Paracelsus in accordance with its terms.


            4. Standstill Provisions. An Investor shall not, and shall not suffer or permit any Affiliates or Associates of such Investor to, whether acting alone or in concert with others:

            (a) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in Regulation 14A promulgated under the Exchange Act) to vote or consent with respect to any

      Voting Securities of Paracelsus in any way that is inconsistent with the provisions of this Agreement;

            (b)  unless Paracelsus shall be in material breach of
      Section 9, become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) in opposition to a Board slate of Paracelsus nominated by the Board;

            (c) initiate or propose the approval of one or more shareholder proposals with respect to Paracelsus as described in Rule 14a-8 under the Exchange Act, or induce or attempt to induce any other Person to initiate any shareholder proposal with respect to Paracelsus;

            (d) except in accordance with Section 9 or solely in connection with the termination of an executive employment contract, seek election to or seek to place a representative on the Board or seek the removal of any member of the Board;

            (e) in any way that is inconsistent with the terms of this Agreement, (i) solicit, seek to effect, negotiate with or provide non-public information to any other Person with respect to, (ii) make any statement or proposal, whether written or oral, to the Board or any director or officer of Paracelsus with respect to or
      (iii) otherwise make any public announcement or proposal whatsoever with respect to, any form of business combination transaction (with any Person) involving Paracelsus or the acquisition of a substantial portion of the equity securities or assets of Paracelsus or any Subsidiary of Paracelsus, including a merger, consolidation, tender offer, exchange offer or liquidation of Paracelsus's assets, or any restructuring, recapitalization or similar transaction with respect to Paracelsus or any material Subsidiary of Paracelsus; provided, however, that the foregoing shall not (x) apply to any discussion between or among the Investor and Paracelsus or any of their respective Affiliates, Associates, officers, employees agents or representatives or (y) in the case of clause (ii) above, be interpreted to limit the ability of the Investor, or any Shareholder Director or Transferee Director to make any such statement or proposal or to discuss any such proposal with any officer or director of or advisor to Paracelsus or advisor to the Board unless, in either case, it would reasonably be expected to require Paracelsus to make a public announcement regarding such discussion, statement or proposal;

            (f) form, join or participate in or encourage the formation of a Group with respect to any Voting Securities of Paracelsus, other than a Group consisting solely of the Investors, Paracelsus and Affiliates and Associates of the Investors and Paracelsus; provided, that, except in connection with a Fair Proposal in accordance with
      Section 6, no Investor nor Affiliates or Associates of such investor shall in any case form, join or participate in or encourage the formation of any Group of which the members, together with all of such members' respective Affiliates and Associates, will, together with the Investor and the Affiliates and Associates of the Investor, Beneficially Own 66-2/3% or more of the Total Voting Power of Paracelsus;

            (g) except in compliance with Section 5, deposit any Voting Securities of Paracelsus into a voting trust or subject any such Voting Securities to any arrangement or agreement with respect to the voting thereof, other than any such trust, arrangement or agreement
      (i) the only parties to, or beneficiaries of, which are the Investor, Qualified Parties, Paracelsus or Affiliates and Associates of the Investor or Paracelsus and (ii) the terms of which do not require or expressly permit any party thereto to act in a manner inconsistent with this Agreement; provided that all of the Voting Securities deposited into any such trust or subjected to any arrangement or agreement, the parties to or beneficiaries of which include Qualified Parties, shall be deemed to be Beneficially Owned by the respective Investor for all purposes of this Agreement; or

            (h) publicly disclose any intention, plan or arrangement inconsistent with the terms of this Agreement, or make any such disclosure privately if it would reasonably be expected to require Paracelsus to make a public announcement regarding such intention, plan or arrangement.

            5. Voting Security Transfers. An Investor shall not, and shall not suffer or permit any Affiliates or Associates of such Investor to, Transfer, in any single transaction or group of related transactions, any Voting Securities, except for a Transfer that complies with any of the following subsections:

            (a) to any Person who owns 100% of the Total Voting Power of the Investor and to any Wholly-Owned Subsidiary of the Investor or any such Person; provided, that such transferee becomes a party to this Agreement as an Investor and, in the case of a Transfer to a Wholly-Owned Subsidiary, the Transferring Investor guarantees to Paracelsus the performance of all obligations of such transferee under this Agreement;

            (b) to any Person such that, after such Transfer, such Person, together with the Affiliates and Associates of such Person, will not Beneficially Own, after giving effect to such Transfer, Voting Securities of Paracelsus constituting 25% or more of the Total Voting Power of Paracelsus; provided that, so long as this Agreement is in effect with respect to such Investor, except in connection with a Fair Proposal in accordance with Section 6 or a Shareholder Proposal in accordance with Section 7, such Investor, or any Affiliates or Associates of the Investor, shall not in any case, form, join or participate in or encourage the formation of a Group with such Person, or any Affiliates or Associates of such Person, of which the members, together with all of such members' respective Affiliates and Associates, will, together with such Investor and all Affiliates and Associates of such Investor, Beneficially Own 25% or more of the Total Voting Power of Paracelsus;

            (c) in a bona fide pledge of such Voting Securities to a financial institution to secure borrowings as permitted by applicable laws, rules and regulations; provided, that, if such pledge results in a pledge of more than 25% of the Total Voting Power of Paracelsus to such financial institution, such financial institution agrees to be bound by the obligations of the Investor under this Agreement (but shall not have any of the rights of an Investor under this Agreement until such pledgee acquires such Voting Securities upon foreclosure pursuant to the terms of the pledge agreement, in which case such pledgee may transfer such Voting Securities in accordance with this Section as if such pledgee were an Investor hereunder and cause a transferee to have all rights and obligations of a Permitted Transferee hereunder);

            (d) to underwriters in connection with an underwritten public offering of such Voting Securities on a firm commitment basis registered under the Securities Act of 1933, as amended, pursuant to which the sale of such Voting Securities will be in a manner to effect a broad distribution;

            (e)  to Paracelsus or a Wholly-Owned Subsidiary of Paracelsus;

            (f) to a Person so long as either immediately after or simultaneously with the acquisition of such Voting Securities, such Person or an Affiliate of such Person makes an Acquisition Proposal to acquire all outstanding Shares at the same price and on equivalent terms offered to the Investor and the Investor's Affiliates and Associates that is made in compliance with the Exchange Act and the rules and regulations thereunder; provided, that (i) other than with respect to the Shares to be Transferred by the Investor or the Investor's Affiliates or Associates, such Person may not purchase any Shares in the Acquisition Proposal and the Acquisition Proposal may not otherwise be consummated unless it is approved and recommended (and, immediately prior to consummation of the Acquisition Proposal, continues to be recommended) by a majority of the Independent Directors, (ii) if the Acquisition Proposal is a tender or exchange offer that is approved and recommended (and, immediately prior to consummation of the Acquisition Proposal, continues to be recommended) by a majority of the Independent Directors, the terms of such tender shall provide that such Person shall, and such Person shall be required to, accept for payment and purchase all Shares validly tendered and not withdrawn upon expiration of the offer if a majority of the Minority Shares are validly tendered and not withdrawn upon expiration of the offer and (iii) such Person shall agree to be bound as an Investor by all obligations of the Investor under this Agreement and shall remain so obligated notwithstanding the termination of this Agreement with respect to any other Investor in accordance with Section 16(e). In addition to the foregoing, for a period of one year from the Closing Date, other than with respect to the Shares to be Transferred by the Investor or the Investor's Affiliates or Associates, (A) if the Acquisition Proposal is not a tender or exchange offer, the Acquisition Proposal may not be consummated unless it is approved by holders of a majority of the Minority Shares at a meeting duly called therefor, in addition to any vote required by law, or (B) if the Acquisition Proposal is a tender or exchange offer, such Person may not accept for payment or purchase any Shares in connection with the offer unless a majority of the

      Minority Shares have been tendered and not withdrawn upon expiration of the offer;

            (g) to any Qualified Parties; provided, that (i) at the time of such Transfer, the Investor or the Family Members of the Investor constitute a sufficient number of the directors or trustees, as the case may be, of such Qualified Parties to permit approval of matters by such Qualified Parties without the approval of any other director or trustee of such Qualified Parties;

            (h) in the case of a Transfer by an Investor who is a natural Person, a Transfer (A) in the case of the death of such Investor, to such Investor's executors, administrators, testamentary trustees, heirs, devisees, intestates and legatees ("Heirs") and (B) to such Investor's current or future spouse, parents, siblings or descendants of such parents', siblings' or spouses (the "Family Members"); provided that such Heirs and Family Members, as the case may be, simultaneously agree to be bound as an Investor to all of the obligations of the Investor under this Agreement; or

            (i) to any Person in connection with an Approved Acquisition Proposal or Surviving Company Merger.


            6. Prohibited Acquisitions and Circumstances Permitting Acquisitions. An Investor shall not, and shall not suffer or permit any Affiliates or Associates of the Investor to, acquire, or agree or offer to purchase or otherwise acquire, in a transaction or group of related transactions, any Voting Securities of Paracelsus such that the Investor, together with the Affiliates and Associates of the Investor, after giving effect to such transaction or transactions, will Beneficially Own 66-2/3% or more of the Total Voting Power of Paracelsus, except pursuant to a Fair Proposal (as hereinafter defined). For the purposes of this Agreement, a "Fair Proposal" shall mean (i) an Acquisition Proposal by such Investor (or such Investor's Affiliates or Associates) that is approved by the unanimous vote of the Independent Directors or (ii) a transaction to acquire all of the outstanding Shares that complies with all of the following provisions of this Section:

            (a) Appraisers. The Investor shall make a written request expressing the Investor's desire to acquire Beneficial Ownership of Voting Securities to the Board. Promptly after the Board's receipt of such written request, the Independent Directors will designate an investment banking firm (the date of such designation, the "Initiation Date") of recognized national standing that does not Beneficially Own (excluding securities held on behalf of third parties) a material amount of the securities of Paracelsus (the "Paracelsus Appraiser") and the Investor will designate an investment banking firm of recognized national standing that does not Beneficially Own (excluding securities held on behalf of third parties) a material amount of the securities of Paracelsus (the "Investor Appraiser"), in each case to determine the fair value (determined in accordance with the procedures described below) per Share.

            (b) Definition of Fair Value. The Investor acknowledges that the consideration that would constitute fair value per Share is the price per Share (including control premium) that an unrelated third party would pay if it were to acquire all outstanding Shares (including the Shares held by the Investor and Affiliates and Associates of the Investor) in an arm's-length transaction, assuming that Paracelsus was being sold in a manner reasonably designed to solicit all possible participants and permit all interested parties an opportunity to participate and to achieve the best value reasonably available to the Shareholders at that time, taking into account all then existing circumstances. Each of the investment banking firms referred to in this Section will be instructed to determine fair value per Share in this manner.

            (c) Determination of Price. Within 30 days after the Initiation Date, the Paracelsus Appraiser and the Investor Appraiser will each determine its initial view as to the fair value per Share and consult with one another with respect thereto. By the 45th day after the Initiation Date, the Paracelsus Appraiser and the Investor Appraiser will each have determined its final view as to the fair value per Share. At that point, if the difference between the Higher Appraised Amount (as defined below) and the Lower Appraised Amount (as defined below) is not greater than 10% of the Higher Appraised Amount, the price per Share (the "Price") will be the average of those two views. Otherwise, the Paracelsus Appraiser and the Investor Appraiser will agree upon and jointly designate a third investment banking firm of recognized national standing that does not Beneficially Own (excluding securities held on behalf of third parties) a material amount of the securities of Paracelsus (the "Mutually Designated Appraiser") to determine such fair value. The Mutually Designated Appraiser will, no later than the 60th day after the Initiation Date, determine such fair value (the "Mutually Appraised Amount"), and the Price will be (x) the Mutually Appraised Amount, if such amount falls within the range of values that is greater than one-third and less than two-thirds of the way between the Lower Appraised Amount and the Higher Appraised Amount, or
      (y) the average of the Mutually Appraised Amount and the other Appraised Amount (Lower or Higher) that is closest to the Mutually Appraised Amount, if the Mutually Appraised Amount does not fall within that range; provided, that if the Price so determined is less than the Lower Appraised Amount or more than the Higher Appraised Amount, the Price shall be the Lower Appraised Amount or the Higher Appraised Amount, as the case may be. During such 60 day period, Paracelsus will not, subject to fiduciary duties and applicable law, enter into or recommend to its shareholders any other Acquisition Proposal.

            As used herein, "Lower Appraised Amount" means the lower of the respective final views of the Paracelsus Appraiser and the Investor Appraiser as to fair value per Share and "Higher Appraised Amount" means the higher of such respective final views.

            (d)  Fair Proposal.

                  (i) Once the Price is determined as provided above, the Investor will have 15 days to notify the Board whether he desires to proceed with a Fair Proposal at the Price.

                  (ii) If the Investor decides not to proceed with a Fair
            Proposal, (x) he shall promptly notify the Board in writing of such fact (it being understood that the failure to notify the Board within 15 days shall constitute notification to the Board that the Investor and the Affiliates and Associates of the Investor do not desire to proceed with a Fair Proposal) and (y) the Investor and the Affiliates and Associates of the Investor shall not make a written request for an Acquisition Proposal to the Board under this Section for a period of six months from the date the Investor notifies (or is deemed to notify) the

      Board of his intent not to proceed with a Fair Proposal, provided that the Investor and the Investor's Affiliates and Associates shall not at any time be restricted from making a written request for an Acquisition Proposal to the Board under this Section at a price that is equal to or in excess of the last determined Price or from exercising their rights under Section 7.

                  (iii) If the Investor decides to proceed with a Fair
            Proposal, the Investor may pay or cause to be paid the Price in cash or non-cash consideration or any combination of cash and non-cash consideration that the Investor Appraiser and the Paracelsus Appraiser mutually agree within 15 days will have an aggregate market value, on a fully distributed basis, of not less than the Price; provided, that in the event such appraisers shall fail to reach such agreement, they shall within five business days designate the Mutually Agreed Appraiser to make such determination within ten days after such designation, whose determination shall be final.

            (e) Meeting of Shareholders; Tender Offer. If the Investor determines to proceed with a Fair Proposal as set forth above, the Investor and Paracelsus agree that each will enter into an agreement with the other therefor (containing customary terms and conditions applicable in a situation in which the acquiror has an ownership position comparable to the Investor's ownership interest in Paracelsus) and, if the Fair Proposal is not to be consummated pursuant to a tender or exchange offer for all of the outstanding Shares, will cause a meeting of shareholders of Paracelsus to be held as soon as practicable to consider and vote thereon; provided, that, for a period of one year following the Closing Date, no Fair Proposal may be consummated unless (i) if the Fair Proposal is not a tender or exchange offer, it is approved by the affirmative vote of the holders of a majority of the Minority Shares at a meeting duly called therefor, in addition to any vote required by law, or (ii) if the Fair Proposal is a tender or exchange offer, a majority of the Minority Shares have been validly tendered and not withdrawn and are accepted for payment as of the expiration date (as may be extended) of the offer. In the event that the Fair Proposal is not approved or insufficient Shares are tendered to consummate the Fair Proposal in accordance with the terms hereof within 180 days from the Initiation Date (which period may be extended by a vote of 75% of the entire Board and a majority of the Independent Directors of the Board), the Investor shall terminate the Fair Proposal and shall not make a written request for an Acquisition Proposal to the Board under this Section for a period of one year from the Initiation Date; provided that the Investor and the Investor's Affiliates and Associates shall not at any time be restricted from exercising their rights under Section 7. Paracelsus agrees, subject to fiduciary duties and in accordance with applicable law, to promptly call and to take all other action necessary to hold the shareholder meeting referred to above.

            (f) Judgment of Independent Directors. Notwithstanding anything to the contrary in the foregoing Sections 6(a)-(e), in the event that the Independent Directors unanimously determine, in the good faith exercise of their fiduciary duties, based upon the facts and the circumstances existing at the time of such determination, that is in the best interests of Paracelsus and the holders of the Shares that the Independent Directors approve and recommend, in accordance with the terms hereof, an Acquisition Proposal at a lower price than the Price, then such unanimously approved Acquisition Proposal shall be a Fair Proposal and the price at which the Investor may consummate the Acquisition Proposal hereunder shall be the price so determined by the Independent Directors.


            7.  Right of First Offer.

            (a) Notification. After the Effective Time (as defined in the Merger Agreement), Paracelsus will not enter into or recommend any Approved Acquisition Proposal without first notifying the Shareholder in writing (a "Proposal Notice") of such Approved Acquisition Proposal and providing the Shareholder (including for purposes of this Section 7, Affiliates of such Shareholder) the opportunity (as hereinafter provided) to consummate an Acquisition Proposal on terms substantially equivalent to and, if the Approved Acquisition Proposal is a cash offer, at a cash price or, if the Approved Acquisition Proposal includes non-cash consideration, at a price (in either case, the "Offer Price") equal to the sum of the amount of any cash plus the fair market value of any other consideration offered in such prospective Approved Acquisition Proposal, as the same may be amended or modified from time to time (a "Shareholder Proposal").

      The Proposal Notice shall set forth the identity of the proposed purchaser and the material terms of the proposed Approved Acquisition Proposal. In the event that the proposed Approved Acquisition Proposal is amended or modified, Paracelsus shall promptly notify the Shareholder in writing (an "Amended Proposal Notice"); provided that, if the Shareholder does not provide an Acceptance Notice (as defined below) after receipt of a Proposal Notice or any required Amended Proposal Notice, no Amended Proposal Notice will be required unless the terms of such amendments or modifications are less favorable in any material respects to Paracelsus than those contained in the Proposal Notice or any prior Amended Proposal Notices. Any required Amended Proposal Notice shall set forth the identity of the proposed purchaser and the material terms of the amended or modified proposed Approved Acquisition Proposal.

            (b) Response. Within 6 business days after receipt of the Proposal Notice or any required Amended Proposal Notice, the Shareholder shall notify (an "Acceptance Notice") the Board in writing of his good faith intention to enter into negotiations regarding a Shareholder Proposal pursuant to subsection (c) below. The failure to notify the Board in such period shall constitute notice of the Shareholder's intention not to pursue a Shareholder Proposal. If the Shareholder fails to deliver an Acceptance Notice after the Proposal Notice or, if applicable, the Amended Proposal Notice, (i) the Disinterested Directors and the Board shall have the right to approve and recommend the Approved Acquisition Proposal to the shareholders of Paracelsus and (ii) Paracelsus shall have the right to enter into such agreements and take such actions in furtherance of consummating, and to consummate, the Approved Acquisition Proposal at the Offer Price at any time within one year from the date the Approved Acquisition Proposal was first made to Paracelsus.

            (c) Negotiation. For a period of 15 days from the date of the last Acceptance Notice, the Shareholder shall have the non-exclusive right to negotiate the Shareholder Proposal in good faith with the Independent Directors of the Board and their representatives. If at the end of that 15 day period, a majority of the Independent Directors shall in the good faith exercise of their fiduciary duties determine that the competing Approved Acquisition Proposal is superior to the Shareholder Proposal or if the Shareholder Proposal is accepted and is then terminated in accordance with its terms, (i) the Independent Directors and the Board shall have the right to approve and recommend such competing Approved Acquisition Proposal to the shareholders of Paracelsus and (ii) Paracelsus shall have the right to enter into such agreements and take such actions in furtherance of consummating, and to consummate, such competing Approved Acquisition Proposal at the Offer Price at any time within one year from the date the Acquisition Proposal was first made to Paracelsus.

            (d) Non-Cash Valuation. If the consideration offered by the prospective purchaser or transferee or, if permitted, offered by the Shareholder, includes non-cash consideration, Paracelsus and the Shareholder shall in good faith seek to agree upon the value of such non-cash consideration. If Paracelsus and the Shareholder fail to agree on such value within 15 days following receipt by the Shareholder of the Proposal Notice, then the Independent Directors and the Shareholder shall appoint a nationally recognized investment banking firm mutually acceptable to the Independent Directors and the Shareholder which shall resolve the issues in dispute; provided, that if the Independent Directors and the Shareholder cannot agree on an investment banking firm then each shall appoint a nationally recognized investment banking firm which together shall within five business days mutually agree on another nationally recognized investment banking firm to which the items in dispute shall be referred and which shall make a final and binding determination within ten days. The value of any securities shall be the fair market value of such securities and the value of any property other than securities shall be the fair market value of such property. If a determination under this paragraph (d) is required, any deadline for acceptance provided for in this Section shall be postponed until the third business day after the date of such determination. The Shareholder and Paracelsus shall share equally in payment of all expenses of such investment banking firms. All determinations made pursuant to this paragraph (c) shall be final and binding on the Paracelsus and the Shareholder.

            (e) No Permitted Transferees. It is agreed and understood that the provisions of this Section shall inure to the benefit of only Paracelsus and the Shareholder and not to the benefit of any Permitted Transferees hereunder.

            8. Agreement to Sell Voting Securities. Subject to the rights of the Shareholder to propose, negotiate and consummate a Shareholder Proposal in accordance with Section 7, the Shareholder agrees that the Shareholder will, and will cause any Affiliates or Associates of the Shareholder to, sell in, tender into and vote in favor of, as the case may be, any Approved Acquisition Proposal and any Shareholder Proposal approved by the Independent Directors in accordance with Section 7 all Voting Securities of Paracelsus Beneficially Owned by the Investor or any Affiliate or Associate of the Investor. It is agreed and understood that the provisions of this Section shall not be binding upon any Permitted Transferees hereunder so long as, if the Shareholder continues to be subject to this Agreement, such Permitted Transferee is not an Affiliate or Associate of the Shareholder.

            9.  Board Representation.

            (a) The Board; Shareholder Directors. The Board as of the Effective Time shall number nine directors and may be increased by the Board pursuant to the terms of this clause (a) and the by-laws of Paracelsus. The Board shall be divided into three classes, with the number of directors divided as equally as possible among those classes. The Shareholder may request that Paracelsus include, and Paracelsus shall include, as nominees for the Board slate recommended by the Board, up to four persons designated by the Shareholder who are Eligible Persons (the "Shareholder Directors"), one of whom shall be a Class I director with an original term expiring in 1997, one of whom shall be a Class II director with an original term expiring in 1998 and two of whom shall be Class III directors with original terms expiring in 1999. If the Shareholder, together with his Affiliates and Associates, shall cease to Beneficially Own (i) 35% of the Total Voting Power of Paracelsus, the Shareholder agrees to vote, and to use its best efforts to cause all Shareholder Directors to vote, immediately to increase the size of the Board to 10 directors, (ii) 32.5% of the Total Voting Power of Paracelsus, the Shareholder agrees to vote, and to use its best efforts to cause all Shareholder Directors to vote, immediately to increase the size of the Board to 11 directors and (iii) 30% of the Total Voting Power of Paracelsus, the Shareholder agrees to vote, and to use its best efforts to cause all Shareholder Directors to vote, immediately to increase the size of the Board to 12 directors; provided that each Investor hereby agrees that any vacancies created by any such enlargement of the Board shall be in Class III, Class II and Class I, respectively, and the nominees to such vacancies shall be Independent Directors.

            For the purposes hereof, an "Eligible Person" shall mean (x) the Shareholder and (y) any other person (A) other than a person whose election to the Board, in the written opinion of counsel for Paracelsus, is reasonably likely to violate or be in conflict with, or result in any material limitation on the ownership or operation of any business or assets of Paracelsus or its Subsidiaries under, any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental or regulatory authority and (B) who has agreed in writing with Paracelsus, subject to his or her fiduciary duties, to comply with the provisions of this Section.

            (b) Committees; Quorum. Each committee of the Board shall contain such numbers of Shareholder Directors or Transferee Directors (as defined below) so that the number of Shareholder Directors and Transferee Directors, when taken together, on each such committee shall be as nearly as possible proportional to the total number of Shareholder Directors and Transferee Directors on the Board. The quorum required for the transaction of business by the Board shall include at least one Shareholder Director or one Transferee Director and one director who is an Independent Director, or their designees, attending in person or, if necessary, via teleconference call.

            (c) Resignation. Upon the Shareholder ceasing to Beneficially Own, together with all Affiliates and Associates of the Shareholder at least 10% of the Total Voting Power of Paracelsus, Paracelsus may request that all or any of the Shareholder Directors then on the Board resign as directors of Paracelsus, and upon such request by Paracelsus, the Shareholder shall use his best efforts to cause such Shareholder Directors, except Dr. Manfred George Krukemeyer, who shall resign at the next annual shareholder meeting for election to his class, to resign immediately and relinquish all rights and privileges as a member of the Board. Upon the Shareholder ceasing to Beneficially Own, together with all Affiliates and Associates of the Shareholder, at least 25% of the Total Voting Power of Paracelsus, Paracelsus may request that all or any of the Shareholder Directors then on the Board resign as directors of Paracelsus at the next annual shareholder meeting for election to their respective class, and upon such request by Paracelsus, the Shareholder shall use his best efforts to cause such Shareholder Directors to resign at such respective times and thereupon relinquish all rights and privileges as a member of the Board. Upon termination of this Agreement with respect to any Permitted Transferee, Paracelsus may request that all of the Transferee Directors then on the Board resign as directors of Paracelsus, and upon such request by Paracelsus, the Permitted Transferee shall use best efforts to cause such Transferee Directors to resign immediately and relinquish all rights and privileges as a member of the Board.

            (d) Non-Independent and non-Shareholder Directors. Two members of the Board may be directors who are not Independent Directors, Shareholder Directors or Transferee Directors.

            (e) Independent Directors. Immediately following the Effective Time, three members of the Board will be Independent Directors as set forth in the Merger Agreement, and each of such Independent Directors shall be elected to one of the three classes of the Board. Vacancies among the Independent Directors occurring prior to the expiration of their respective terms of office or created for Independent Directors as a result of increasing the size of the Board as provided in clause (a) of this Section shall be filled by a vote of 75% of the entire remaining Board. Independent Directors to be nominated for election at each annual meeting of Paracelsus will be nominated by a vote of 75% of the entire Board or, in the event that the Board cannot so agree, by the unanimous agreement of the Independent Directors then in office.

            (f) Efforts to Nominate and Elect Directors. Paracelsus shall nominate and shall use its best efforts to take and cause to be taken all necessary action (corporate and other) to elect to the Board the individuals required to be nominated for election as directors in accordance with the terms hereof. The Investor shall nominate and shall use its best efforts, and shall use best efforts to cause the Shareholder Directors and Transferee Directors, as the case may be, and the Affiliates and Associates of the Investor to use their respective reasonable efforts, to take and cause to be taken all necessary action (corporate and other), which efforts shall include the voting of all Voting Securities Beneficially Owned by the Investor and the Affiliates and Associates of the Investor and voting, subject to his or her fiduciary duties, as a

      Shareholder Director or Transferee Director, to nominate and elect to the Board the individuals nominated by the Board in accordance with any nomination provisions hereof then in effect and the terms of any employment contracts between Paracelsus and its executive officers so long as such employment agreements remain in effect.

            (g) Transferee Directors. If the Investor consummates a Transfer to a Permitted Transferee who shall become an Investor hereunder, such Investor shall have the right, upon written notice to Paracelsus, to enter into such agreements and understandings with such Permitted Transferee so that such Investor relinquishes the right to nominate Shareholder Directors or Transferee Directors, as the case may be, and such Permitted Transferee shall be entitled to nominate, in place of the relinquished Shareholder Directors or Transferee Directors, as the case may be, such number of persons for whom the Investor has in such written notice relinquished the right to nominate who are Eligible Persons (such persons from time to time being the "Transferee Directors"); provided, that (i) the number of Shareholder Directors or Transferee Directors, as the case may be, entitled to be nominated by such Investor under this Agreement shall be reduced by the number of directors relinquished in favor of the Permitted Transferee and (ii) in no event will all or any one or any combination of the Investors, together with their respective Affiliates and Associates, at any time have more than four representatives on the Board, whether pursuant to the terms hereof, any right of director appointment as set forth in any employment agreement between any such representative and Paracelsus or otherwise.


            10.  Additional Agreements.

            (a) No Amendment or Waiver. The Investor shall not, and shall cause Affiliates and Associates of such Investor not to, publicly request Paracelsus or any of its agents or representatives, directly or indirectly, to amend or waive any provision of this Agreement.

            (b) Rights Plan. The Shareholder acknowledges that the Rights Plan shall be adopted by Paracelsus.

            (c) No Relief of Liabilities. No Transfer by the Investor of Beneficial Ownership of any Voting Securities of Paracelsus shall relieve the Investor of any liabilities or obligations to Paracelsus that arose or accrued prior to the date of such Transfer.

            (d) Securities Subject to Agreement; Ineffective Transfers. All Voting Securities of Paracelsus that are Beneficially Owned by the Investor and the Affiliates and Associates of such Investor shall be subject to this Agreement. No Transfer or acquisition of any Voting Securities of Paracelsus in violation of any provision of this Agreement shall be effective to pass any title to, or create any interest in favor of, any Person, but the Investor, in attempting to effect or in permitting or suffering such Transfer or acquisition (otherwise than inadvertently and in good faith, without any knowledge thereof), shall be deemed to have committed a material breach hereof.

            (e) Further Assurances. Paracelsus and each Investor shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

            (f) Investor Voting on Other Matters. Unless such action is recommended by the Board, the Investor shall not, and shall cause the Affiliates and Associates of the Investor not to, vote any Voting Securities of Paracelsus to amend or repeal the Restated Articles of Incorporation of Paracelsus or the By-laws of Paracelsus or to call or request any special meeting of Paracelsus' shareholders. The Investor shall cause all Voting Securities of Paracelsus owned by the Shareholder and all Affiliates and Associates of such Investor to be represented, in person or by proxy, at all meetings of holders of Voting Securities of which the Investor has actual notice, so that such Voting Securities may be counted for the purpose of determining the presence of a quorum at such meetings.

            11. Legends. (a) The Investor agrees that all certificates representing the Voting Securities subject to this Agreement shall bear the following legend:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED _______ __, 1996 (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY) WHICH PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON TRANSFER THEREOF. THE SECURITIES REPRESENTED BY

      THIS CERTIFICATE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED
      EXCEPT IN COMPLIANCE WITH SAID AGREEMENT.  ANY SALE OR
      OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT SHALL
      BE VOID."

            (b) Upon termination with respect to the Investor of this Agreement in accordance with its terms and upon request by such Investor, Paracelsus shall issue new certificates with the foregoing legend removed.


            12. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it shall not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.


            13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall not be assignable (by operation of law or otherwise) without the written consent of all other parties hereto; provided, that in the event of a Surviving Company Merger where Paracelsus is not the surviving corporation, (x) this Agreement shall be assigned to and shall inure to the benefit of and be binding upon such surviving corporation and (y) any reference herein to Paracelsus shall be deemed to be a reference to such surviving corporation; provided, further, that the rights and obligations under this Agreement (excluding Section 7) may be assigned by an Investor to a Permitted Transferee in accordance with the terms of the Transfer to such Permitted Transferee, which assignment shall not terminate any portion of this Agreement with respect to such assignor except in accordance with Section 15(e).


            14. Entire Agreement; Amendment; Waiver. This Agreement (including any exhibits hereto), the Merger Agreement (including any exhibits, annexes and schedules thereto) and the Confidentiality Agreement (as defined in the Merger Agreement) supersede all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by Paracelsus and approved by the unanimous vote of the Independent Directors and, with respect to each Investor, by such Investor. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.


            15.   Miscellaneous.

            (a) Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH AND SUBJECT TO THE LAWS OF THE STATE OF
      INCORPORATION OF PARACELSUS, WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES.

            (b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (i) on the first business day following the date received, if delivered personally or by telecopy (with telephonic confirmation of receipt by the addressee), (ii) on the business day following timely deposit with an overnight courier service, if sent by overnight courier specifying next day delivery and (iii) on the first business day that is at least five days following deposit in the mails, if sent by first class mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            If to the Shareholder, to:

                  [                     ]


                  Facsimile:  (   )    -

            with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom
                  300 South Grand Avenue
                  Suite 3400
                  Los Angeles, California 90071

                  Facsimile:  (213) 687-5600

                  Attention:  Thomas C. Janson, Jr., Esq.

            If to Paracelsus, to:

                  Paracelsus Healthcare Corp.
                  155 North Lake Avenue
                  Suite 1000
                  Pasadena, CA 91101

                  Facsimile:  (818) 304-9588

                  Attention:  General Counsel


            with a copy to:

                  Michener, Larimore, Swindle, Whitaker,
                  Flowers, Sawyer, Reynolds & Chalk, L.L.P.
                  3500 City Center Tower
                  301 Commerce Street
                  Fort Worth, Texas 76102

                  Facsimile:  (817) 335-6935

                  Attention:  Wayne Whitaker, Esq.

            and a copy to:

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004

                  Facsimile:  (212) 558-3588

                  Attention:  Neil T. Anderson, Esq.


            (c) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

            (d) Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute the same agreement.

            (e) Termination. With respect to a particular Investor (but not with respect to any other Person who may at such time be bound by the terms hereof), this Agreement shall terminate automatically without any action by any party upon the earliest to occur of (i) the Investor, together with all Affiliates and Associates of such Investor, ceasing to Beneficially Own at least 25% of the Total Voting Power of Paracelsus (but Sections 9 (c), (d) and (f) shall not, with respect to the Shareholder terminate until the Shareholder, together with all Affiliates and Associates of the Shareholder, ceases to Beneficially Own at least 10% of the Total Voting Power of Paracelsus) and (ii) the Investor, together with all Affiliates and Associates of such Investor, Beneficially Owning at least 90% of the Total Voting Power of Paracelsus; provided that in the event of a termination pursuant to clause (ii) of this subsection, the Investor shall remain obligated to and shall promptly acquire all of the remaining Voting Securities of Paracelsus (other than any such Voting Securities properly exercising any appraisal or dissenters rights) at a price equal to or in excess of any price paid by the Investor or Affiliates or Associates of such Investor for such Voting Securities in the 90-day period preceding such acquisition; provided, further, that in the event of a termination pursuant to clause (i) of this subsection, the Investor shall remain subject to the obligations of Sections 9(c), 9(d) and 9(f).

            (f) Headings. All Section headings and the recitals herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

            (g) Other Agreements. The parties hereto agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

            (h) THIRD PARTY BENEFICIARIES. NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY THIRD PARTY (INCLUDING ANY HOLDER OF VOTING SECURITIES OF PARACELSUS) ANY RIGHTS OR REMEDIES OF ANY NATURE WHATSOEVER UNDER OR BY REASON OF THIS AGREEMENT; PROVIDED, THAT THE FOREGOING SHALL NOT IN ANY WAY RESTRICT OR LIMIT ANY HOLDER OF VOTING SECURITIES OF PARACELSUS FROM BRINGING A SHAREHOLDER DERIVATIVE ACTION TO SEEK OR COMPEL THE DIRECTORS OF PARACELSUS TO CAUSE PARACELSUS TO ENFORCE ANY OBLIGATIONS OF AN INVESTOR HEREUNDER OR TO EXERCISE ANY RIGHTS OR REMEDIES OF PARACELSUS HEREUNDER.

            IN WITNESS WHEREOF, Paracelsus and each Investor have executed and delivered this Agreement, or a counterpart hereof, as of the date first written above or, where applicable, across from the Investor's signature on such counterpart.


                              PARACELSUS HEALTHCARE CORPORATION


                              By:___________________________________
                                  Name:
                                  Title:


                              [               ]


                              By:___________________________________
                                 Name:
                                 Title:


As Guarantor of the obligations
of the Shareholder:



______________________________________
      Dr. Manfred George Krukemeyer